UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant 
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☑	Preliminary Proxy Statement		Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
	Definitive Proxy Statement
	Definitive Additional Materials
	Soliciting Material Pursuant to §240.14a-12
DYNAMICS RESEARCH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Two Tech Drive
Andover, Massachusetts 01810
April [   ], 2013
Dear Fellow Shareholder:
You are cordially invited to attend the annual meeting of Shareholders of Dynamics Research Corporation, to be held at 2:00 p.m., Eastern Daylight Time, on Tuesday June 4, 2013 at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.
This booklet includes the formal notice of the meeting as well as the proxy statement. The proxy statement gives you information about the formal items of business to be voted on at the meeting and other information relevant to your voting decisions.
As we did last year, we are providing our Shareholders access to the proxy materials over the internet. This allows us to provide you with the annual meeting information you need in a fast and efficient manner, while lowering the printing and delivery costs to us. On or about April 25, 2013, we will mail to Shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2012 Annual Report on Form 10-K online and how to vote online. If you receive such a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to request to receive printed copies of these materials and a proxy card by mail.
Your vote is very important to us. Regardless of the number of shares you own, please vote. You can vote your shares by internet, toll-free telephone call, or, if you request that the proxy materials be mailed to you, by completing, signing and returning the proxy card enclosed with those materials. Please see page 1 of the proxy statement for more detailed information about your voting options.

Very truly yours,

James P. Regan
Chairman, President and Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	2:00 p.m., Eastern Daylight Time, Tuesday, June 4, 2013

Place:	The offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110

Record Date:	Shareholders at the close of business on April 5, 2013 are entitled to vote.

Matters to be Voted upon:
•      Election as Class II directors to serve for a three-year term expiring at the 2016 annual meeting of Shareholders;

•    Approval of the Company's 2013 Incentive Plan;

•    Approval of the Company's 2013 Executive Long-Term Incentive Plan;

•    Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•    Approval, by a non-binding advisory vote, of our executive compensation; and

•    Any other business that may properly come before the meeting.

Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible by the internet or by telephone. If you request a printed copy of the proxy materials, you may complete and return by mail the proxy or voting instruction card you will receive in response to your request, or you can vote by the internet or by telephone. If you attend the meeting and wish to change your vote, you can do so by voting in person at the meeting.

By order of the Board of Directors,

April [ ], 2013	Helen E. Tsingos
Chief Legal Officer

Two Tech Drive
Andover, Massachusetts 01810
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
to be held at 2:00 p.m., Eastern Daylight Time, on Tuesday, June 4, 2013
at the offices of Nixon Peabody, 100 Summer Street, Boston, Massachusetts 02110

We are furnishing this proxy statement to our Shareholders in connection with the solicitation of proxies by our Board of Directors for the 2013 annual meeting of Shareholders to be held on June 4, 2013 and any adjournment or postponement of the meeting. Our 2012 Form 10-K accompanies this proxy statement.
This proxy statement and the 2012 Form 10-K are being made available on our website at www.drc.com or mailed to Shareholders who have requested paper copies on or about April 25, 2013. Other information on our website does not constitute part of this proxy statement.

This proxy statement contains important information for you to consider when deciding how to vote.
Please read this information carefully.

VOTING AND THE MEETING

What is the purpose of this meeting?

This is the annual meeting of the Company's Shareholders. At the meeting, we will be voting upon:

•	Election of Class II directors to serve a three-year term expiring at the 2016 annual meeting of Shareholders;

•	Approval of the 2013 Incentive Plan;

•	Approval of 2013 Executive Long-Term Incentive Plan;

•	Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	Approval, by a non-binding advisory vote, of our executive compensation; and

•	Any other business that may properly come before the meeting.

Your Board strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the internet, by telephone, or by a proxy helps ensure that we receive a quorum of shares necessary to hold the meeting.

After the meeting is over, the Shareholders will be given the opportunity to ask questions of our executives and directors present at the meeting.

How do proxies work?

Our Board of Directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.

Who may vote?

Common stockholders of Dynamics Research Corporation whose shares are recorded directly in their names in our stock register ("Shareholders of record") at the close of business on April 5, 2013 may vote their shares on the matters to be acted upon at the meeting. Beneficial owners who hold shares of our common stock in "street name," that is, through an account with a bank, broker, or other holder of record, as of such date may direct the holder of record how to vote their shares at the meeting by following the instructions for this purpose that the street name holders will receive from the holder of record.

A list of Shareholders of record entitled to vote at the meeting will be available for examination at our principal executive offices located at Two Tech Drive, Andover, MA 01810 for a period of at least 10 days prior to the meeting and during the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

How do I vote?

If you are a Shareholder of record or a beneficial owner, you may vote in one of the following four ways:

By the internet

Go to www.proxyvote.com, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials or proxy card that is sent to you. The internet voting systems allow you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on June 3, 2013.

By telephone

On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials or proxy card that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on June 3, 2013.

By mail

If you are a Shareholder of record and you elected to receive your proxy materials by mail, you can vote by marking, dating, and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you.  If you are a beneficial owner and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker, or other holder of record. You should mail the proxy card or voting instruction in time to allow delivery prior to the meeting. For your vote to be counted, it must be received and processed no later than June 3, 2013.  Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

At the annual meeting

You may vote your shares at the annual meeting if you attend in person. See "What do I need to bring with me in order to attend the annual meeting?" below.

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and it saves us significant postage and processing costs. In addition, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

Why haven't I received a printed copy of the proxy materials and 2012 Form 10-K?

We have elected to provide Shareholders access to proxy materials over the Internet.  On or about April 25, 2013, we will mail a Notice of Internet Availability of Proxy Materials to our Shareholders who have not previously requested electronic access to our proxy materials or the receipt of paper proxy materials advising them that they can access this proxy statement, the 2012 Form 10-K, and voting instructions over the internet at www.proxyvote.com. You may then access these materials and vote your shares over the internet or by telephone. The notice contains a 12-digit control number that you will need to vote your shares over the internet or by telephone. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you or an electronic copy of the proxy materials be e-mailed to you.  If you want to receive a paper copy or electronic copy of the proxy materials, you may request one over the internet at www.proxyvote.com, by calling toll-free 1 (800) 579-1639, or by sending an e-mail to sendmaterial@proxyvote.com.  There is no charge to you for requesting a copy.  Please make your request for copies on or before May 21, 2013 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you by e-mail unless you change your election.

Additionally, we will deliver free of charge, promptly upon request, a copy of our proxy statement and 2012 Form 10-K to any Shareholder requesting a copy.  Requests should be directed to the Assistant Treasurer's Office, Dynamics Research Corporation, Two Tech Drive, Andover, MA 01810.

How do I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a later vote by internet or telephone;
•	Submitting a new proxy card or voting instruction form with a later date;
•	Notifying the Company in writing, which notice must be received by the Company before the annual meeting, at Corporate Secretary, Dynamics Research Corporation, Two Tech Drive, Andover, MA 01810; or
•	Voting in person at the meeting.

Attendance at the meeting will not revoke a proxy unless the Shareholder actually votes in person at the meeting.

How will a quorum be determined?

The holders of a majority of shares of our common stock outstanding on April 5, 2013, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is present.

As of the record date, 10,488,005 shares of our common stock were outstanding and entitled to vote. Each share has one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.

If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you  abstain or fail to provide voting instructions on any of the proposals listed on the proxy card. If your shares are held in the name of a nominee and you do not tell the nominee how to vote your shares, these shares also will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. See "What is a 'broker non-vote?'" below.

What is a 'broker non-vote?'

Certain banks, brokers, and other registered holders that are bound by the rules of the NASDAQ and New York Stock Exchanges who do not receive voting instructions from their clients may have the discretion to vote uninstructed shares on certain matters ("discretionary matters") but may not have discretion to vote uninstructed shares as to certain other matters ("non-discretionary matters"). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker's submission of a proxy without vote with respect to the non-discretionary matters for which the broker has not received voting instructions from the beneficial owner is referred to as a "broker non-vote."

What are the voting requirements that apply to the proposals discussed in this proxy statement?

Proposal		Vote Required	Discretionary Voting Allowed?
1.	Election of Class II Directors	Plurality	No
2.	Approval of the 2013 Incentive Plan	Majority	No
3.	Approval of 2013 Executive Long-Term Incentive Plan	Majority	No
4.	Ratification of Grant Thornton LLP	Majority	Yes
5.	Advisory Vote on Executive Compensation	Majority	No

A "plurality" means, with regard to the election of directors that the two nominees for director receiving the greatest number of "for" votes from our shares entitled to vote will be elected.

A "majority" means that a proposal receives a number of "for" votes that is a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

"Discretionary voting" occurs when a bank, broker, or other holder of record who is not permitted to vote on discretionary matters does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which such bank, broker, or other holder of record is permitted to vote. As noted above, when banks, brokers, and other holders of record are not permitted to vote the beneficial owner's shares but do submit proxies, the affected shares are referred to as "broker non-votes."  Brokers may have discretionary authority to vote a beneficial owner's shares as to routine matters, such as the ratification of Grant Thornton LLP.

Although the advisory vote on Proposal 5 is non-binding, as provided by law, our Board will review the results of the votes and will take the results into account in making a determination concerning executive compensation.

What is the effect of abstentions and broker non-votes?

Abstaining shares will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the two director nominees receiving the highest number of "for" votes will be elected.

Under Massachusetts law (under which the Company is incorporated), abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" our executive compensation program. The Company's charter and by-laws do not address the treatment and effect of abstentions, so Massachusetts law will apply.

Certain banks, brokers, and other record holders that are bound by the rules of the New York Stock Exchange are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation program matters.  Because broker non-votes are not considered under Massachusetts law to be entitled to vote at the meeting, they will have no effect on the outcome of the vote on the election of directors or the advisory vote on the frequency of the Shareholder vote on our executive compensation. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors and on the two advisory votes related to our executive compensation, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted.

How do the directors of the Company recommend that I vote?

The Board of Directors unanimously recommends that you vote:

•	FOR the election of John S. Anderegg, Jr. and Nickolas Stavropoulos as Class II directors of the Company for terms expiring in 2016;

•	FOR approval of the 2013 Incentive Plan;

•	FOR approval of 2013 Executive Long-Term Incentive Plan;

•	FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	FOR the approval of our executive compensation program

What if other matters come up at the meeting?

The Company is not aware, as of the date of this proxy statement, of any other matters to be voted on at the meeting. If any other matters are properly brought before the meeting for a vote, all shares represented at the meeting will be voted in our discretion on such matters to the extent a proxy is granted.

How are my shares voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a Shareholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted "for" each of the nominees for director listed in this proxy statement, "for" the approval of the 2013 Incentive Plan, "for" the approval of the 2013 Executive Long-Term Incentive Plan, "for" the ratification of Grant Thornton LLP as our independent registered public accounting firm, and "for" the approval of the Company's executive compensation. This authorization would exist, for example, if a Shareholder of record merely signs, dates, and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. For street name holders, see "What is a 'broker non-vote?'" regarding the ability of banks, brokers, and other holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.

Are votes confidential?

We will hold the votes of all Shareholders in confidence from directors, officers, and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;
•	in case of a contested proxy solicitation;
•	to allow the independent inspectors of election to certify the results of the vote; or
•	if you write comments to us on the proxy card or voting instruction form.

Who counts the votes?

We have retained Broadridge as our independent agent to receive and tabulate the votes. Additionally, appointed officers of the Company will serve as inspectors of election to determine the existence of a quorum and the validity of proxies and ballots, to certify the voting results, and to perform any other acts required under Massachusetts law.

What do I need to bring with me in order to attend the annual meeting?

If you are a Shareholder of record, you will need to bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you.

If you own shares held in street name, bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your bank, broker, or other record holder indicating that you beneficially owned shares of our common stock on April 5, 2013. We can use that to verify your beneficial ownership of common stock and admit you to the meeting.

If you intend to vote at the meeting, you also will need to bring to the meeting a legal proxy from your bank, broker, or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.  Additionally, all persons will need to bring a valid government-issued photo identification.

Who is paying the costs of the proxy and proxy solicitation?

We are paying the cost related to the preparation, printing, and distribution of all of the proxy materials. We did not engage a firm to assist us in the solicitation of proxies. Some of our directors, officers, or employees may solicit Shareholders by mail, e-mail, facsimile, telephone, or personal contact. None of these individual solicitors will receive additional or special compensation for doing this.

Where and when will I be able to find the voting results?

You can find the official results of voting at the meeting in our Current Report on Form 8-K to be filed within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available, and in no case later than four business days after the tabulation of the votes.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors presently consists of seven members, six of whom are non-management directors. The Board is organized into three classes, having staggered terms of three years each with the term of office of one class expiring each year.

The Company maintains a standing Nominating and Governance Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board members and recommending director nominees. This Committee periodically reviews the size and composition of the Board of Directors and determines whether it is necessary to add or replace directors. Nominees for directors are selected based on the criteria set forth in the Nominating and Governance Committee section under "Committees of the Board" within this proxy statement.

The Board of Directors, based on recommendations of the Nominating and Governance Committee, has nominated John S. Anderegg, Jr. and Nickolas Stavropoulos for election as Class II directors at the annual meeting. If all of the nominees are elected, each of the nominees will hold office for a three-year term ending at the annual meeting of Shareholders in 2016, or until their respective successors are elected and qualified.

All of the nominees are current directors of the Company and have consented to serve if elected.  If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified, or reduce the size of the Board to eliminate the unfilled seat. The Board has no reason to expect that the nominees will become unavailable or choose not to serve.

Biographical information about current Board members and the nominees for election are provided in "Current Board of Directors and Nominees for Election" in this proxy statement.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that you vote FOR the election of John S. Anderegg, Jr. and Nickolas Stavropoulos as Class II directors for terms expiring at the 2016 annual meeting of Shareholders.

PROPOSAL 2
APPROVAL OF THE 2013 INCENTIVE PLAN

The market for qualified employees in the Company's market and industry is highly competitive. The Board of Directors believes that in this market, equity incentives are an indispensable component of compensation required to attract, motivate and retain a broad range of qualified employees. Accordingly, the Company is proposing a new 2013 Incentive Plan to replace the 2003 Incentive Compensation Plan that has now expired. The Company also wants to assure the deductibility to the Company for tax purposes of certain equity incentives for its executive officers.

In February 2013, the Compensation Committee adopted, subject to Shareholder approval, the Dynamics Research Corporation 2013 Incentive Plan. The Board of Directors believes that approval of the 2013 Incentive Plan will advance the interests of the Company by providing eligible participants the opportunity to receive a broad variety of equity-based and cash incentives. A total of 400,000 shares of common stock have been reserved for issuance under the 2013 Incentive Plan, subject to adjustment as provided in the 2013 Incentive Plan.  The maximum number of shares for which stock options or other stock awards may be granted to any person in any calendar year is limited to 150,000, and no more than $1 million may be paid to any individual with respect to any single cash performance-based bonus in any year.

The principal features of the 2013 Incentive Plan are summarized below. We encourage you to read the entire 2013 Incentive Plan which is attached as Appendix A to this Proxy Statement, for the full statement of its legal terms and conditions. If there is any conflict or inconsistency between this summary and the provisions of the 2013 Incentive Plan, the provisions of the 2013 Incentive Plan will govern.

Summary of the 2013 Incentive Plan

Administration.    The 2013 Incentive Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the terms of the 2013 Incentive Plan, the Compensation Committee has authority to interpret the 2013 Incentive Plan; determine eligibility for and grant awards; determine, modify or waive the terms and conditions of any award; proscribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the 2013 Incentive Plan. In the case of any award intended to be eligible for the performance-based compensation exception under Section 162(m) of Internal Revenue Code, the Compensation Committee shall exercise its discretion consistent with qualifying the award for that exception.

Eligibility and Participation.    In general, the Compensation Committee will select participants in the 2013 Incentive Plan from among key employees of the Company and its affiliates who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the Company's success. The Compensation Committee also has discretion to select as participants members of the Company's Board of Directors and other persons who provide services to the Company or its affiliates. The maximum number of shares for which stock options may be granted to any person in any calendar year, and the aggregate maximum number of shares of common stock which may be delivered to any person pursuant to awards that are not stock options or stock appreciation rights are each limited to 150,000. In addition, no more than $1 million may be paid to any individual with respect to any single cash performance-based bonus, including cash performance-based bonuses ending in the same fiscal year. No award of an incentive stock option (as defined below) may be granted under the 2013 Incentive Plan after the day before the tenth anniversary of the date of approval of the Plan by the Board, but incentive stock options previously granted may extend beyond that date. Any of the Company's approximately 1,250 employees may be deemed by the Compensation Committee to qualify for awards under the 2013 Incentive Plan.

Types of Awards.    The Compensation Committee, in its discretion, may award options to purchase common stock, stock appreciation rights, restricted or unrestricted common stock, promises to deliver stock or other securities in the future, awards of cash or stock earned by attaining performance criteria, cash bonuses, and cash bonuses or (except as otherwise prohibited by law) loans to help defray the costs of the foregoing awards.

Performance Criteria.    Awards under the 2013 Incentive Plan may be conditioned upon satisfaction of specified performance criteria. In the case of an award that is intended to qualify for the performance-based compensation exception under Section 162(m), a so-called "Exempt Award," the criteria used in connection with the award shall be objectively determinable measures of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, contract, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; liabilities; costs; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales, contribution or gross margin of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; re-capitalizations, restructurings, financings (issuance of debt or equity) and re-financings; transactions that would constitute a change of control; or any combination of the forgoing. In the case of an Exempt Award (other than stock options or stock appreciation rights with an exercise price at least equal to the fair market value of the underlying common stock on the date of grant), the Compensation Committee will pre-establish the particular performance goals in writing no later than 90 days after the commencement of the period of service to which the performance relates (or earlier if so required under applicable regulations) and will certify prior to payment whether the performance goal or goals have been attained and such determination shall be final and conclusive. If the performance goal with respect to an Exempt Award is not attained, no other award shall be provided in substitution. Where rights under an award depend in whole or in part on attainment of performance objectives, actions by the Company that have an effect, however material, on such performance objectives or on the likelihood that they will be achieved will not be deemed an amendment or alteration of the award.

Deductibility of Performance Awards.    If the 2013 Incentive Plan is approved by the Shareholders, certain payments to executive officers under the 2013 Incentive Plan will be eligible for treatment as "performance based" compensation under Section 162(m). Section 162(m) generally limits to $1 million the annual corporate income tax deduction for compensation which is not "performance-based" compensation paid to each of the chief executive officer and the four other highest paid executive officers of a publicly-held corporation. The 2013 Incentive Plan is intended to comply with Section 162(m) by allowing awards granted under the 2013 Incentive Plan to qualify as performance-based compensation. Under current regulations, in those cases where an award under the 2013 Incentive Plan would qualify for the Section 162(m) performance-based exception by reason of being conditioned upon one or more of the specific performance criteria described above under "Performance Criteria," continued availability of the exception will depend upon reapproval by Shareholders of the material terms of the performance criteria not later than the first shareholder meeting that occurs in the fifth year following the year in which the Shareholders previously approved such terms.

Rules Applicable to Awards.    The Company retains the right at any time to extinguish rights under an award in exchange for payment in cash, common stock (subject to the limitation on the maximum number of shares available with respect to awards) or other property on such terms as the Compensation Committee determines, provided the holder of the award consents to such exchange. Except as the Compensation Committee otherwise expressly provides, awards may not be transferred other than by will or by the laws of descent and distribution and, during the lifetime of a participant, an award requiring exercise may be exercised only by the participant (or in the event of the participant's incapacity, the person or persons legally appointed to act on the participant's behalf).

Vesting of Awards.    The Compensation Committee may determine the time or times at which an award will vest or become exercisable and the terms on which an award requiring exercise will remain exercisable. Unless the Compensation Committee expressly provides otherwise, immediately upon the cessation of the participant's employment or other service relationship with the Company and its affiliates, an award requiring exercise will cease to be exercisable, and all awards to the extent not already fully vested will be forfeited, except that: (A) all stock options and stock appreciation rights held by a participant immediately prior to his or her death, to the extent then exercisable, will remain exercisable by such participant's permitted transferee, for the lesser of (i) a one-year period ending with the first anniversary of the participant's death or (ii) the period ending on the latest date on which such stock option or stock appreciation right could have been exercised and shall thereupon terminate; (B) all stock options and stock appreciation rights held by the participant immediately prior to the cessation of the participant's employment or other service relationship for reasons other than death and except as provided in (C) below, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such stock option or stock appreciation rights could have been exercised, and shall thereupon terminate; and (C) all stock options and stock appreciation rights held by the participant whose cessation of employment or other service relationship is determined by the Compensation Committee in its sole discretion to result for reasons which cast such discredit on the participant so as to justify immediate termination of the award shall immediately terminate upon such cessation.

Stock Options.    The exercise price of each stock option must have an exercise price at least equal to the fair market value of the common stock subject to the stock option, determined as of the date of grant. An option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code granted to a person who owns (or by application of attribution rules is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company will have an exercise price equal to at least 110% of fair market value.

Effect of Certain Transactions.    Immediately prior to a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of directly or indirectly of a majority of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company, all outstanding awards will vest and become exercisable, all performance criteria and other conditions to awards will be deemed satisfied, and all deferrals measured by reference to or payable in shares of stock will be accelerated. This will not occur in transactions where (i) the awards have been assumed by or substituted for by the surviving or acquiring entity and (ii) the stock was acquired from the Company or was acquired by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or all or substantially all of the Shareholders immediately prior to the transaction beneficially own 50% or more of the common stock and voting control of the surviving entity in substantially the same proportions and a majority of the members of the board following the transaction were directors at the time of the approval of the transaction. Upon the consummation of these types of transactions, all awards outstanding and requiring exercise will be terminated, including termination by cash payment, and forfeited unless assumed by an acquiring or surviving entity.

Recoupment or clawback.  Awards granted or settled under the Plan are subject to such Company policies or such applicable statutes, rules, or regulations regarding recoupment or clawback as may be in effect from time-to-time.

Equitable Adjustment.    In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the 2013 Incentive Plan, subject to the maximum share limits under the 2013 Incentive Plan, to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, to any exercise prices relating to awards, and to any other provision of awards affected by such change. The Compensation Committee also may make such adjustments to take into account other distributions or events, if the Compensation Committee determines that adjustments are appropriate to avoid distortion in the operation of the 2013 Incentive Plan and to preserve the value of awards. No such adjustment shall be made to the maximum share limits, or otherwise to an award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception. No such adjustment shall be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Internal Revenue Code.

Amendment.   Subject to the Compensation Committee's right to exercise its discretion consistent with qualifying awards for the performance-based exception under Section 162(m), the Compensation Committee may at any time or times amend the 2013 Incentive Plan or any outstanding award for any purpose which may at any time be permitted by law, or may at any time terminate the 2013 Incentive Plan as to any further grants of awards. No such amendment will, without the approval of the Shareholders, effectuate a change for which Shareholder approval is required in order for the 2013 Incentive Plan to continue to qualify under Section 422 of the Internal Revenue Code or for awards to be eligible for the performance-based exception under Section 162(m) of the Internal Revenue Code. Also, once an award has been communicated in writing to a participant, the Compensation Committee may not, without the participant's consent, alter the terms of the award so as to affect adversely the participant's rights under the award, unless the Compensation Committee expressly reversed the right to do so in writing at the time of the communication.

Estimated Benefits.  The number of awards that will be made to the Company's chief executive officer and the other four most highly compensated executive officers pursuant to the 2013 Incentive Plan is within the discretion of the Compensation Committee and is therefore not determinable.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval of the 2013 Incentive Plan.

PROPOSAL 3
APPROVAL OF 2013 EXECUTIVE LONG-TERM INCENTIVE PLAN

The 2013 Executive Long-Term Incentive Plan (the "2013 ELTIP") would replace our 2012 Executive Long-Term Incentive Plan (the "2012 ELTIP") that was adopted by Shareholders last year.  The performance metrics pursuant to which the awards are earned have changed as described below, goals have been updated, payout schedules have been adjusted, and awards provide for lesser maximum payouts.

The principal features of the 2013 ELTIP are summarized below. We encourage you to read the entire 2013 ELTIP which is attached as Appendix B to this Proxy Statement, for the full statement of its legal terms and conditions. If there is any conflict or inconsistency between this summary and the provisions of the 2013 ELTIP, the provisions of the 2013 ELTIP will govern.

Eligibility

Eligibility is recommended by the Chairman and Chief Executive Officer to the Compensation Committee, and is limited to those key senior operations and functional executives who have clear significant impact on the overall performance of the Company.

Awards

The 2013 ELTIP provides an incentive payment opportunity, expressed as a dollar amount, earned and payable as follows:

•	25% is awarded in the form of performance shares, with the number of shares based on the closing price of our common stock on the grant date, as certified by the Compensation Committee in February 2014 against the performance metrics set forth below; and

•	75% is awarded as cash, provided that if the 2013 ELTIP and 2013 Incentive Plan are approved by Shareholders, this portion of the award may be settled in common stock, based on the closing price of our common stock on the date the Compensation Committee certifies that the awards have been earned.

Performance Metrics

Quantitative target performance goals are established at the time awards are granted.  40% of the total award will be based on return on invested capital, while 60% of the total award payout is  based on the Company's annual revenue.   The goals for the 2013 ELTIP are a 7.3% return on invested capital for the 2013 fiscal year and annual revenue of at least $305,000,000 for the 2013 fiscal year.  Return on invested capital is calculated by dividing operating income (loss), net of related income taxes, by invested capital.  Based on the achievement of these goals, the ultimate amount and timing of any payout under the 2013 ELTIP will be determined in accordance with tables set forth in the 2013 ELTIP and attached as Appendix B.  Performance goals may be adjusted to reflect extraordinary items that occur and affect the Company during the year as are identified in the company's audited financial statements.

Vesting

All shares issued pursuant to the 2013 ELTIP will become 100% vested two years following the date of certification by the Compensation Committee of the award being earned.

Termination of Employment

Generally, executive officers must continue to be employed by the Company at the time of vesting to receive the benefit of their awards.  An executive officer, however, may still receive awards, in whole or in part, due to vesting upon retirement in the sole discretion of the Compensation Committee, or vesting following voluntary resignation for good reason related to health or family emergency, in the sole discretion of the Compensation Committee.

PROGRAM AWARDS FOR 2013

Ten individuals will be eligible to participate in the 2013 ELTIP.  The following table sets forth the value of benefits if certain performance thresholds are reached, and if all eligible participants remain employed by the Company through the applicable vesting periods

Name and Position	Threshold $ Opportunity Performance Shares 80% Goal for ROIC and 90% Goal for Revenue Goal	Target $ Opportunity Performance Shares 100% Goal Achievement Both ROIC and Revenue Goals	Maximum $ Opportunity Performance Shares 150% Achievement ROIC Goal 120% Achievement Growth Rate Goal	Threshold Target $ Opportunity Cash Award	Target $ Opportunity Cash Award	Maximum Target $ Opportunity
Mr. Regan/CEO	$29,101	$181,886	$309,206	$87,305	$545,659	$927,620
Mr. Keleher/CFO	$12,166	$76,039	$129,266	$36,498	$228,116	$387,800
Mr. O'Brien/SVP	$4,354	$27,213	$46,262	$13,062	$81,638	$138,784
Mr. Wentzell/SVP	$4,220	$26,376	$44,839	$12,661	$79,129	$134,519
Executive Group	$49,842	$311,515	$529,575	$149,527	$934,544	$1,588,724
Non-Executive Director Group	$0	$0	$0			$0
Non-Executive Officer Employee Group	$36,372	$227,327	$386,456	$109,117	$681,980	$1,159,366

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR approval of the 2013 Executive Long-Term Incentive Plan.

PROPOSAL 4
RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

On November 8, 2012 the Audit Committee voted to engage Grant Thornton LLP ("Grant Thornton") as the Company's independent registered public accounting firm. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.

While the Audit Committee retains Grant Thornton as our independent registered public accounting firm, the Board of Directors is submitting the selection of Grant Thornton to the Shareholders for ratification.

Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2013. If the selection of Grant Thornton is not ratified by the Shareholders, the Audit Committee will reconsider the matter. Even if the selection of Grant Thornton is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

Audit Fees

The following table presents fees for professional audit services rendered by Grant Thornton for the audits of the Company's consolidated financial statements and internal control over financial reporting as of and for the years ended December 31, 2012 and 2011. The Audit Committee approved 100% of the 2012 and 2011 audit fees.

Type of Fees	2012	2011
Audit Fees(1)	$653,220	$644,355

(1)
In accordance with the SEC's definitions and rules, "audit fees" are fees the Company paid to Grant Thornton for the audit of the Company's annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of the Company's internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  There were no tax, audit-related fees or non-audit fees paid to Grant Thornton during 2012 or 2011.

Audit Committee Policy for Pre-approval of Independent Accountant Services

The Audit Committee of the Board is required to pre-approve all audit and non-audit services provided by the Company's independent registered public accounting firm in order to assure that the provision of such services does not impair the accountant's independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax, and other services provided by Grant Thornton, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2013.

PROPOSAL 5
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a Shareholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

"RESOLVED, that the shareholders approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption "Executive Compensation" of this proxy statement."

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption "Executive Compensation" of this proxy statement.  Proxies will be voted FOR approval of the proposal unless otherwise specified.  We believe that the compensation programs as provided to our executives are key to the Company accomplishing its goals.  The overall package provides a competitive mix of base pay, short-term incentives, long-term incentives, and employee benefits.  This mix is key to the motivation of the team to achieve at the highest levels and also provides an appropriate level of incentive to encourage executives to remain with the Company.

GOVERNANCE OF THE COMPANY

Board of Directors

The Board of directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of the Company and our Shareholders. The Board's responsibilities include:

•	selecting and evaluating the performance of the chief executive officer and other senior officers;
•	planning for succession with respect to the position of chief executive officer and monitoring management's succession planning for other senior officers;
•	reviewing and approving our major financial objectives, strategic and operating plans, strategic transactions with third parties, and other significant actions;
•	overseeing the conduct of our business;
•	assessing our business risks to evaluate whether the business is being properly managed;
•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures; and
•	ensuring compliance with law and ethics.

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board has adopted corporate governance guidelines that establish general guiding principles of corporate governance to assist the Board in performing its duties. The Board's Nominating and Governance Committee is responsible for reviewing the guidelines periodically and suggesting revisions to the Board as appropriate.

Board Leadership Structure

The Board believes that the Company's Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company's independent directors bring experience, oversight and expertise from outside the Company, from the government, and from other industries, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer optimizes strategy development and execution, and facilitates timely and complete information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

W. Scott Thompson, an independent director who serves on the Nominating and Governance Committee and Compensation Committee, was selected by the Board to serve as the Lead Director.  The Lead Director has the responsibility of acting as Chair of the Board in the absence of the Chairman, acting as chair of executive sessions of the full Board's independent directors, acting as the liaison for the executive sessions with the Chairman, and consulting with the Chairman on meeting schedules and agendas.  The Lead Director may also have additional duties, as may be determined from time to time by the Board of Directors.

Corporate Governance

The Board has determined that a majority of the Company's directors are independent. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the Nasdaq Global Market. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or its management that may impair the director's ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any financial relationships that may exist with a director or a related interest.

The following directors have been determined by the Board to be independent after applying the guidelines set forth above: General Babbitt, Lt. General McCausland, Mr. Stavropoulos, Mr. Tennant, and Mr. Thompson. Each member of the Compensation Committee, the Governance and Nominating Committee, and the Audit Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Corporate governance materials, including Board of directors' code of conduct, guidance guidelines, standards of ethics and conduct, and all committee charters, are available on our website at www.drc.com under "Investors" then "Corporate Governance."  Except as otherwise stated in this proxy statement, content on our website is not incorporated by reference herein.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity, and operations, as well as the risks associated with each. The Company's Compensation Committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Current Board of Directors and Nominees for Election

The current Board comprises seven members and is organized into three classes, having staggered terms of three years each with the term of office of one class expiring each year.  On February 27, 2013, the Board reduced the total number of directors from eight to seven due to the death of our former director Dr. Francis Aguilar. The enclosed proxy will be voted to elect two Class II Directors for a term of three years expiring at the 2016 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. If a nominee should become unavailable, proxies will be voted for a substitute nominee designated by the Board, unless instructions are given to the contrary. The Board has no reason to expect that the nominees will become unavailable to serve.

Set forth on the following page is information regarding the current members of our Board of directors and those members who are being nominated for election as Class II directors by the Shareholders at the 2013 annual meeting. As the information that follows indicates, each nominee brings strong and unique experience, qualifications, attributes, and skills to the Board. This provides the Board, collectively, with competence, experience, and perspective in a variety of areas, including corporate governance and Board service; executive management; finance and accounting; and military service.

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since
Continuing as Class I Directors — Terms Expiring in 2015

General George T. Babbitt, Jr. (U.S.A.F., retired), 70, retired from BearingPoint, Inc. in 2008. He was a Managing Director in BearingPoint's Public Service Business from 2000 to May 31, 2008. He served in the United States Air Force from 1965 to 2000, most recently as commander of the Air Force Materiel Command at Wright-Patterson Air Force Base, Ohio. The Company believes this relevant senior command and defense matters background and experience are among the reasons General Babbitt is qualified to serve on the Board of Directors.	2004

Lieutenant General Charles P. McCausland (U.S.A.F., retired), 77, has been retired from the United States Air Force since 1992. He served in the United States Air Force from 1957 to 1992, most recently as Director of the Defense Logistics Agency. Lt. General McCausland is a member of the advisory Board of the H.H. Franklin Center for Supply Chain Management, Syracuse University. He is a director and past president of the Ontario County Chapter of the Association for Retarded Children, which is an affiliate of NYSARC Inc., and a trustee of the Finger Lakes Community College, both located in Canandaigua, New York. The Company believes this relevant senior director and defense matters background and experience are among the reasons Lt. General McCausland is qualified to serve on the Board of Directors.
2003

W. Scott Thompson, 66, presently serves as Chairman of the Board for Enterprise Solutions Group, Inc.  (ESG), which provides implementation services for enterprise resource planning systems.  Prior to founding ESG in 1991 Mr. Thompson was the Chief Executive Officer of Planning Research Corporation, later PRC, a $780 million subsidiary of Black and Decker.  PRC was one of the largest federal systems integrators at that time.  From 1978 to 1989 Mr. Thompson worked at Advanced Technology, Inc. rising through all management levels to Chief Operating Officer as the company grew from $5 million to $178 million in annual revenue.  From 1969 through 1977 Mr. Thompson served in the United States Navy.   Mr. Thompson received a Bachelor of Science degree from the University of Mississippi in 1969. The Company believes this broad director and chief executive officer background and experience in relevant industries are among the reasons Mr. Thompson is qualified to serve on the Board of Directors.
2010
Nominees as Class II Directors — Terms Expiring in 2016

John S. Anderegg, Jr., 89, a founder of the Company, has been Chairman, Emeritus of the Company since April 2001. Mr. Anderegg served as Chairman of the Company from 1988 until April 2001. The Company believes this company background and experience are among the reasons Mr. Anderegg is qualified to serve on the Board of Directors.	1955

Nickolas Stavropoulos, 55, presently serves as Executive Vice President Gas Operation for Pacific Gas and Electric Company. Prior to joining Pacific Gas and Electric, Mr. Stavropoulos previously served as Executive Vice President and COO US Gas Distribution for National Grid. Prior to National Grid, Mr. Stavropoulos served in various financial and operational executive leadership roles at Colonial Gas Company, Boston Gas Company and KeySpan Corporation. He previously was on the Board of Directors of Colonial Gas Company and Enterprise Bank and Trust Company. He is currently a Trustee at Bentley University. The Company believes this broad executive and financial background and experience are among the reasons Mr. Stavropoulos is qualified to serve on the Board of Directors.
2005

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since

Continuing as Class III Directors — Terms Expiring in 2014

James P. Regan, 72, presently serves as President and Chief Executive Officer of the Company.  He has served in this capacity since November 1999 and as Chairman since April 2001. Mr. Regan was President and Chief Executive Officer of CVSI, Inc., an international information technology solutions and services company, from 1997 to October 1999, and senior vice president of Litton PRC, from 1992 to 1996. Mr. Regan also serves as past Chairman and Director for the Massachusetts High Tech Council, Director for the Professional Services Council, Director for the Tech America Public Sector Board and is an advisory Board member for the College of Engineering at Villanova University. The Company believes this broad director, chief executive and industry background and experience, as well as his experience with the Company, are among the reasons Mr. Regan is qualified to serve on the Board of Directors.
1999

Richard G. Tennant, 68, formerly served as Senior Vice President and Chief Financial Officer of iBasis, Inc., one of the three largest wholesale carriers of international voice-over-internet traffic and a subsidiary of Royal KPN NV. For fourteen years prior to joining iBasis in 2001, Mr. Tennant served in chief financial officer positions with several communications firms based in northern Virginia and Baltimore, Maryland.  Mr. Tennant served on the Board of Directors of The Burton Group for nine years until its acquisition by Gartner, Inc. in 2010 and served on the Board of Directors and as the Chair of the Audit Committee of LTX Corporation from 1987 through 1992.  Mr. Tennant received a Master of Science degree from Bentley University in 1978. The Company believes this director, executive and financial background and experience are among the reasons Mr. Tennant is qualified to serve on the Board of Directors.
2010

Committees of the Board

The Board has three standing committees: Audit, Compensation, and Nominating and Governance. Each committee has a charter that is posted on our website at www.drc.com under "Investors" then "Corporate Governance."  The directors serving on each committee are appointed by the Board. These appointments are made at terms expiring when the respective director's class is due for election.

The Board of directors of the Company met five times during 2012.  The following table lists the number of meetings held during 2012 for each of the standing committees and members of each of the committees as of the date of this proxy statement:

	Audit	Compensation	Nominating and Governance
Number of meetings	10	3	4

General George T. Babbitt, Jr.		Chair	X
Lieutenant General Charles P. McCausland	X		X
Nickolas Stavropoulos	Chair
Richard G. Tennant	X	X	Chair
W. Scott Thompson		X	X

Each director attended at least 75% of the aggregate number of Board and committee meetings that were held during 2012 while he was a member of the Board or any committee, except that Mr. Stavropoulos attended 73.33% of the aggregate number of Board meetings and meetings of committees of which he was a member.

The functions of each committee and any special qualifications for membership are described below.

Audit Committee.  The Audit Committee, comprised solely of independent directors, is responsible for the oversight of the Company's accounting and financial reporting processes and the audits of the Company's financial statements. In discharging its duties, the Audit Committee:

•	reviews with the Company's independent registered public accounting firm and with management the financial statements and reports issued by the Company;
•	reviews the Company's internal accounting procedures, controls, and programs;
•	reviews any transactions that involve a potential conflict of interest;
•	reviews the scope of independent audit coverage and the fees charged by the independent accountants;
•	reviews the independence of such accountants from the Company's management and the Company;and
•	is responsible for selecting and engaging the Company's independent registered public accounting firm.

The Board has determined that each Audit Committee member has sufficient knowledge in financial and accounting matters to serve on the Committee. The Board has also designated Mr. Stavropoulos and Mr. Tennant as the "audit committee financial experts," as defined under Item 407(d)(5) of Regulation S-K.

Compensation Committee.  The Compensation Committee, comprised solely of independent directors, is responsible for determining the compensation for the chief executive officer and the Company's other executive officers and for administering the Company's various stock option and other incentive plans and determining distributions and granting awards under such plans at the executive level. The chief executive officer, as designee of the Compensation Committee, determines distributions and grants awards under such plans at the non-executive level.

Nominating and Governance Committee.  The Nominating and Governance Committee, comprised solely of independent directors, recommends nominees for the Board as well as for the Board committees, reports annually to the Board on succession planning, leads the Board in its annual review of the Board's performance and recommends to the Board on an ongoing basis the corporate governance guidelines applicable to the Company. The Nominating and Governance Committee was appointed by the Board and discussed governance matters at each of its four meetings in 2012.

The Nominating and Governance Committee considers and evaluates equally candidates proposed by shareholders, non-management directors, the chief executive officer, other executive officers, third-party search firms, and other sources, and conducts appropriate inquiries into the backgrounds and qualifications of such candidates. The Nominating and Governance Committee currently identifies candidates primarily through networking.  Third-party search firms would be used if considered necessary.

Shareholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting the names and backgrounds of the proposed candidates to Mr. Tennant, Chairman of the Nominating and Governance Committee, in care of Helen E. Tsingos, Chief Legal Officer, Dynamics Research Corporation, Two Tech Drive, Andover, Massachusetts 01810-2434. The Nominating and Governance Committee shall consider such recommendations only if appropriate biographical information and background material is provided.

The Nominating and Governance Committee believes that it is necessary for each of the Company's directors to possess many qualities and skills. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap.

To be recommended by the Nominating and Governance Committee for a position on the Company's Board, a candidate must, at a minimum, have:

•	high standards of personal and professional ethics, integrity, and values;
•	substantial experience at the policy-making level in business, government, or education;
•	expertise that is complementary to the experience of other Board members;
•	a willingness and ability to devote the required amount of time to fulfill diligently the duties and responsibilities of Board membership; and
•	a desire to represent the balanced best interests of the Shareholders as a whole.

Furthermore, pursuant to our by-laws, each director must own, free of any lien or encumbrance, in his or her own right or through an affiliate controlled by such director, not less than 2,000 shares of common stock of the Company, and must have or be eligible to have United Stated Department of Defense personnel security clearances at the level of the Company's facility security clearance.

In addition, the Nominating and Governance Committee believes that one or more of the Company's directors should have expertise or experience as a military officer or a senior civil service executive, as a senior corporate manager or operating officer, and as a public company financial or accounting officer.

The Nominating and Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience, and differences in viewpoints and skills. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate's credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered.

Communications with the Directors

Shareholders of the Company may communicate any correspondence in writing directly with the Board by submitting it to Helen E. Tsingos, Chief Legal Officer, Dynamics Research Corporation, Two Tech Drive, Andover, Massachusetts 01810. Ms. Tsingos is primarily responsible for monitoring the communications and providing summaries or copies of such communications to the full Board as she deems appropriate. In general, communications relating to corporate governance and long-term corporate strategy will be submitted to the full Board, and communications relating to ordinary business affairs, personal grievances, and the like may be dealt with by Ms. Tsingos.

Director Compensation

Each non-employee director who served a full term in 2012 received:

•	$45,000 annual retainer, paid in cash;
•	2,400 restricted stock awards as an annual retainer, provided as equity; and
•	$10,000 as an annual cash retainer for service as chair of the Audit Committee, $9,086 for service as the Lead Director, $5,000 for service as chair of the Compensation Committee, and $2,500 for service as chair of the Nominating and Governance Committee.

In addition to the annual retainer which we pay in equal quarterly installments, directors are paid a fee of $1,500 for each day the full Board meets in excess of each year's five regularly scheduled meetings.  Committee members are paid $1,000 for each meeting in excess of the normally scheduled meetings which require their attendance in person, and $500 for each teleconference meeting in excess of normally scheduled meetings.

The equity portion of the annual retainer is provided in the form of restricted stock awards, which vest in equal installments over a three-year period from the grant anniversary date.

Non-employee directors may elect to defer all or a portion of their fees payable to them under the Company's deferred compensation plan for non-employee directors. Participants may also elect to receive their deferred balance in the form of cash or restricted stock after they cease to be a director.  Amounts deferred are maintained in a separate account and for participants who elect a cash payment, interest is credited to such account quarterly at the lowest rate at which the Company borrowed money during each quarter or, if there was no such borrowing, at the prime rate. The balance in a participant's account is payable in a lump sum or in installments when the participant ceases to be a director.  During 2012, no non-employee directors elected to defer any portion of their fees.

The Company's non-employee directors do not participate in the non-equity incentive compensation plans or retirement plans of the Company.

We reimburse the outside directors for reasonable expenses of attending Board and committee meetings and for expenses associated with director training and development.

The table below summarizes the compensation paid by the Company to our directors for the year ended December 31, 2012. Compensation paid to James P. Regan, the Company's president, chairman and chief executive officer, is not included in this table because Mr. Regan is a named executive officer who receives no additional compensation for his service as a director and for whom more complete compensation information appears in this proxy statement under the heading "Summary of Executive Compensation."

DIRECTOR COMPENSATION
Name of Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Francis J. Aguilar	$56,586	$14,208	$-	$70,794
John S. Anderegg, Jr.(3)	$-	$-	$111,468	$111,468
General George T. Babbitt Jr.(4)	$50,000	$14,208	$-	$64,208
Lieutenant General Charles P. McCausland(4)	$45,500	$14,208	$-	$59,708
Nickolas Stavropoulos	$55,500	$14,208	$-	$69,708
Richard Tennant	$45,500	$14,208	$-	$59,708
W. Scott Thompson	$45,000	$14,208	$-	$59,208

(1)	Amounts shown include annual retainer, committee chair, and other fees earned by our directors during 2012.

(2)	Amounts shown reflect the fair value of restricted stock awards granted, as determined in accordance with Accounting Standards Codification Topic 718 — Stock Compensation ("ASC 718").

(3)
Mr. Anderegg is an employee of the Company and does not receive any fees related to his directorship on the Board.  All other compensation for Mr. Anderegg consists of a base salary of $94,179, 401(k) contributions of $3,900, and executive medical and dental insurance premiums of $13,389. Mr. Anderegg is also a participant in the Company's defined benefit pension plan.  The present value of his accumulated benefit in the pension plan was $437,442 at December 31, 2012, a decrease of $1,539 from last year, primarily due to benefit payments of $58,067 that Mr. Anderegg received during the year.  The present value of pension plan benefits was determined using interest rate mortality and retirement assumptions consistent with those used in the Company's financial statements.

(4)	General Babbitt and Lt. General McCausland each held 5,000 stock options at December 31, 2012. No other directors held stock options at December 31, 2012.

EXECUTIVE COMPENSATION

Executive Officers

Executive officers are elected by the Board and will hold office until the next annual election of officers and their successors are elected and qualified, or until their earlier resignation or removal by the Board. Executive officers and their principal positions currently held with us, as well as a listing of all positions and offices held by such executive officer during the past five years, are provided in our Annual Report on Form 10-K under Part III, Item 10, "Directors, Executive Officers and Corporate Governance".

Compensation Discussion and Analysis

Compensation Philosophy

We provide a total compensation package that supports the accomplishment of our objectives and of our customers by supporting the following goals:

•	attraction of a high quality workforce;
•	retention of that workforce over time; and
•	motivation of that workforce to achieve high levels of performance.

The underlying foundation of our compensation system is to pay for performance at all levels (i.e., individual, business segment, and corporate-wide).  Our programs are designed to align incentives with the most appropriate segments of the business that the executive's performance can impact.  In addition, the compensation system encourages and supports the professional and technological skills development and career growth of employees while balancing the individual's goals and our goals.

Compensation Objectives

1.	Our total compensation systems and programs reinforce and support our values and culture related to dedication, respect, and continuous improvement.

2.	Consistent with a pay-for-performance orientation, we ensure effective differentiation of pay, rewards, and recognition based on demonstrated performance and overall contribution to the success of our business.

•	Performance evaluation at all levels considers both the results achieved (i.e., what was accomplished) as well as the methods and behaviors used to achieve the results (i.e., how they were achieved). This second segment evaluates the extent to which the results were achieved using methods, values, and team building behaviors that are consistent with our culture and values.

•	We maintain a disciplined approach to performance measurement that is applied to the lowest level position up through the highest level executive.

•	Each year we accomplish our goal of having all employees including highest level managers receive an annual performance review. This review is used along with other factors to make compensation decisions for each employee.

3.	All elements of our direct compensation system (i.e., base salary, short-term variable, long-term variable, and the policies and practices supporting the programs) are targeted at median competitive market levels.

•	Through the use of both short-term and long-term variable compensation alternatives, we aim to deliver upper quartile total compensation levels if superior Company and individual performances are exhibited. All variable compensation programs for executive management positions have established threshold levels of performance and payout schedules governing the level of payouts for different levels of performance against goals.

•	While overall, base salaries and total compensation levels are generally targeted at competitive or median market rates, the actual rates for individuals may vary in relation to these rates based on the particular skill sets of an individual, the strategic and critical nature of a position to our business, and business affordability.

•	Variable pay, where applicable, will fluctuate based on quantitative assessments of corporate, business unit, and individual performance and will encourage employees to act as stakeholders in achieving key business results.

4.	We offer a diversified array of benefits, covering health and welfare and retirement savings programs that match competitive practice for our industry.

5.	We provide ongoing training of supervisors in the best practices and techniques for measuring and evaluating performance. Managers will be held accountable for effective performance management, employee development, and the creation of a rewarding work environment.

6.	We use a job evaluation system that appropriately balances internal ranking and external competitiveness, is simple to administer, and is easy to understand.

7.	We continuously define, acknowledge, and reward an individual's acquisition of the professional and technical skills that are important to our success.

8.	We are committed to openly communicating with all employees about our total compensation strategy, systems, and programs, and to make a wide array of information available through our intranet site, ongoing training programs, and focused training used each year to deliver programs.

It is a strong cultural norm of ours that the same compensation philosophy, policies, and practices are applied to all.  While there are differences in programs for different employee groups, the differences are only created where competitive differences exist externally, and are required to be sure that the competitiveness of programs is maintained at all levels.

Purpose & Strategic Fit of Executive Compensation Programs

The following table provides a summary of the primary purpose and strategic fit of each of the programs available to our executives.  These purposes are key considerations for any changes being proposed to programs or in the consideration of adding additional programs.  More details for each of these programs are provided in the descriptions following this chart.

Program Element	Attraction of New Executives	Retention of Executives	Motivating Individual Performance	Motivation Group/Unit Performance	Motivating Corporate Performance
Base Salary	✓	✓	✓	✓
Annual Cash Incentive Award (Executive Incentive Plan)	✓	✓	✓	✓	✓
Executive Long-Term Incentive Plan (2007 and Future Periods)	✓	✓	✓	✓	✓
Restricted Stock Awards	✓	✓	✓	✓	✓
Senior Management Deferred Compensation Plan	✓	✓
Employment Contracts and Change of Control Agreements	✓	✓
Perquisites and Other Benefits	✓	✓

Base Salary

We provide an ongoing base salary with consideration for annual salary increases based on performance of the executive over the past year.  A competitive analysis is developed using published cross-industry surveys to determine appropriate levels of base salary spending.  Competitive sizing for salary increases was completed as part of the competitive analysis completed in the design of the 2012 ELTIP plan as described in that section.

A performance evaluation is completed for each named executive officer other than the CEO by the Chairman and CEO.  This evaluation covers performance against their specific operational goals and objectives as established for each during the first quarter of each fiscal year, as well as their performance against key Company management behaviors and values.  Based on this evaluation, recommendations are developed and presented to the Compensation Committee for review and consideration for approval.  These recommendations are subject to approval by the Board.  The Compensation Committee develops the performance assessment and salary recommendation for the Chairman and CEO.  No salary increases were granted in February 2013 for the named executive officers.  This was down from the 2.5% average increases granted in February 2012.

Annual Cash Incentive Award (Executive Incentive Plan)

The Company's annual award plan design is typical of annual award plans used throughout the industry and is designed to provide an annual incentive to maximize performance over the current fiscal year.  Each year, the Compensation Committee of the Board of Directors approves a target award percentage for each executive based on the competitive analysis as mentioned above.  For 2012, target annual incentive opportunities set for the named executive officers were as follows:

Name of Executive	Target Amount	Percent of Base Salary
Mr. Regan	$467,708	90%
Mr. Keleher	$152,079	50%
Mr. O'Brien	$96,756	40%
Mr. Wentzell	$93,783	40%
Mr. Covel	$72,705	30%

Corporate financial goals for our Annual Cash Incentive Plan are U.S. GAAP revenue, U.S. GAAP net income, and receivables days sales outstanding (DSO).  For 2012, these corporate goals and achievement were as follows:

	% of Award	Goal	Actual Performance	Variance
Revenue	45%	$ 384.8 million	$ 317.0 million	17.6% below goal
Net Income (Loss)	45%	$ 14.2 million	$ (24.2) million	270.4% below goal
Receivables DSO	10%	61 days	59 days	3.3% above goal

The Company's key objective in the establishment of incentive compensation plans is to pay for performance. Mr. Regan's annual cash incentive bonus was based entirely on achievement of these three goals.  For each of the named executive officers, other than Mr. Regan, annual cash incentive bonuses were based on a balance of quantitative and qualitative achievements in four areas:

(1)	The corporate financial goals noted above,
(2)	Individual cost management objectives,
(3)	Individual non-financial management objectives for their specific area of responsibility, and
(4)	A qualitative assessment of performance in the area of key Company management behaviors and values such as expertise in their area of responsibility, teamwork, leadership, commitment to DRC's mission, and management skills.

Fifty percent of the total incentive cash bonus for each of the named executive officers, other than Mr. Regan, is based on actual performance achievement compared with the first two quantitative goals and fifty percent on actual performance achievement compared with the second two qualitative goals above, as evaluated and recommended by the Chief Executive Officer and approved by the Compensation Committee.  Corporate objectives represented seventy-five percent of the quantitative measurement and individual cost management objectives represented twenty-five percent of the quantitative measurement.

Based on the performance results achieved in 2012, no awards were granted to the named executive officers for 2012 performance.  This was down from the average award of 45% of base salary granted for the prior year.

2012 Executive Long-Term Incentive Plan

With the expiration on December 31, 2011 of the long-term incentive plans for 2009 and 2010, an outside consultant, Towers Watson, was engaged by the Compensation Committee to consult it in the development of the next version of the plan for 2012.  This assignment included the review of the Company's peer group for compensation comparisons, analysis of competitive positioning for base salary, annual bonus targets, long-term incentive targets, and the design of a new ELTIP plan for 2012 and beyond.  As a result the companies were added to the peer group resulting in the following list:  Cubic Corporation, CIBER, Inc., MAXIMUS,Inc., ICF International Inc., Navigant Consulting Inc., NCI, Inc., Huron Consulting Group, Inc., Kratos Defense & Security Solutions, Inc., GeoEye, Inc., AeroVironment, Inc., Exponent Inc., and The Hackett Group, Inc.  A competitive sizing for base salary, annual bonus targets, and long-term incentive targets was conducted based on an analysis of practices of the peer group in addition to using Towers Watson's annual executive compensation survey.  In addition, the proposed design for the 2012 ELTIP was proposed based on practices of the peer group and competitive practices identified in the survey.  The Compensation Committee reviewed and approved these consultant recommendations resulting in the approval of the 2012 ELTIP plan design.  No other services were performed by the consultant, and total fees for the engagement totaled approximately $55,000.  No conflicts of interest arose in the performance of this consultant's services.

This recommended plan design was approved by the shareholders at the 2012 shareholder meeting. A summary of the more prominent plan provisions included:

•	Shortening the performance period of the plan from two years to one year with annual reloads
•	Eliminating the cash portion of the plan and providing two equity components as follows:
•	25% of the annual opportunity will be granted as time-vested restricted stock grants with a three-year vesting period
•	75% of the annual opportunity to be granted in performance shares to be earned over the one-year period of performance. Shares earned by performance against established goals will be converted to restricted share awards with a two-year cliff vesting schedule following the date earned
•	Performance metrics will be:
•	Return on Invested Capital (ROIC) 40% of Total Award
•	Reported Annual Revenue Growth 60% of Total Award

Return on Invested Capital (ROIC) is calculated by dividing operating income (loss), net of related income taxes, by invested capital.

2013 Executive Long-Term Incentive Plan

Once again, this year, the Company is considering changes to the ELTIP approach.  A detailed proposal is included in earlier parts of this proxy for consideration by shareholders.

The principal provisions of the 2013 ELTIP are as follows:
•	25% of the award opportunity will be provided as performance shares that must be earned over the one-year performance period. All earned shares will then be subject to a two-year cliff vesting schedule following the date of grant.
•	75% of the award opportunity will be provided as a cash award that must be earned over the one-year performance period. All earned cash awards will then be subject to the two-year cliff vesting schedule following the date of grant. At the discretion of the Compensation Committee, all or a portion of the earned cash award may be paid in stock provided sufficient shares are available at the time of grant.
•	Performance metrics for the 2013 ELTIP will be
o	Return on Invested Capital (40% of the Award)
o	Performance Against Annual Revenue Target (60% of the Award)

The Company believes this plan is critical to achieving the following key objectives for these important executives:
•	Maintaining a competitive long-term incentive opportunity that supports a competitive total compensation strategy
•	Motivating the long-term performance for senior executives
•	Aligning senior executive interest with the interests of shareholders
•	Providing retention value for the senior executive team

More detail regarding this plan can be found in the proposal contained in this proxy.

Restricted Stock Awards

This program is designed to reward long-term performance at all levels and to provide retention value to the executive.  Grants may be made to executives from time to time to meet retention needs or to be delivered as part of the ELTIP based on Company performance.

In 2005, stock ownership guidelines were approved by the Board for the senior executive group.  As a result, Mr. Regan is required to maintain a level of equity ownership with us equal to at least three times the midpoint of his base salary range.  Mr. Keleher is required to maintain a level of equity ownership with us equal to at least one and one-half times the midpoint of his base salary range. Our other named executive officers have an additional one-year holding restriction after vesting for restricted share awards with three-year vesting provisions prior to being able to sell vested shares.  These awards generally vest ratably over three years.  Recommendations for these grants are proposed by the Chairman and CEO to the Compensation Committee for review and consideration for approval.  The grants are then presented to the Board for consideration and approval.  The remaining portion of long-term incentives is provided in a long-term cash incentive opportunity as described above.

Defined Benefit Pension Plan

We currently maintain a defined benefit pension plan that has undergone significant changes in the past decade.  In February 2002, the Board approved specific retirement program changes that limited future increases in benefits and froze the plan to new participants.  These changes became effective July 1, 2002.  Then in October 2006, the Board approved a total freeze in benefits effective as of January 1, 2007.  Currently Messrs. Regan, Keleher and O'Brien are participants in this plan.

Senior Management Deferred Compensation Plan

This is a voluntary deferred compensation plan in which executives may elect to defer a portion of their base salary and all or a portion of their annual cash bonus until a specified event or date.  We do not make contributions to this plan.  All gains are purely a function of funds that have been deferred and the investment performance on these funds.  Election periods are established according to statutory deadlines governing these plans.

Employment Contracts and Change of Control Agreements

We have an employment agreement with Mr. Regan providing for his full-time employment as president and CEO. Mr. Regan was eligible for an annual incentive award of up to 75% of his base salary, which has been increased to 90% of his base salary. The agreement precludes Mr. Regan from competing with us for one year after the cessation of his employment. The agreement may be terminated by either party on six months' notice. If Mr. Regan's employment is terminated by us other than for cause or by Mr. Regan with good reason (unless he is covered by the change of control agreement described below), we will continue to pay Mr. Regan's base salary and to provide his health and life insurance for twelve months.  Mr. Regan would be entitled to receive the portion of his earned prorated annual incentive award and all of his unvested stock grants and options would vest and remain exercisable for one year.

Our change of control agreement with Mr. Regan provides him with benefits if his employment with us is terminated, other than for cause or his disability or death, or if he resigns for good reason within two years of any change of control agreement we enter into. Upon such a termination, (i) we will pay Mr. Regan an amount equal to two times his annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus his target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; (ii) any unvested restricted stock grants, stock options, or other awards will immediately vest and remain exercisable for the lesser of four years or their original term; and (iii) we will continue to insure Mr. Regan and his dependents in our life and medical insurance plans for up to two years after termination or the date Mr. Regan is eligible to receive substantially equivalent life and medical benefits under another employer-provided plan.

If any payment or benefit we provide under the agreement is subject to an excise tax under Section 4999 of the Code, we will provide Mr. Regan with a payment to cover such tax.

Pursuant to the Company's Special Severance Plan, Messrs. Keleher and Wentzell would each be provided with benefits if their employment with us is terminated, other than for cause or their disability or death, or if they resign for good reason within 24 months of any change of control agreement we enter into. Upon such a termination, (i) we will pay Mr. Keleher eighteen months and Mr. Wentzell twelve months, of their respective current annual base salaries at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus their target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; and (ii) we will continue to provide our life and medical insurance plans or similar coverage for the same term as their severance pay term after termination or until the date they become eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. The Special Severance Plan agreements terminate on January 1, 2014 or on the second anniversary of a change of control.

Perquisites and Other Benefits

In addition to the compensation and benefits programs described above, named executive officers receive certain limited perquisites and other benefits.  These include Company-paid benefits for executive medical and dental insurance plans, a supplemental executive medical insurance plan, 401(k) contributions and, only in the case of Mr. Regan, use of a Company vehicle, club membership dues, and executive life insurance plan premiums.  These perquisites and other benefits are provided to assure competitiveness and provide an additional retention incentive for these named executives.  The costs associated with providing these additional benefits are reflected in the "All Other Compensation" column of the Summary Compensation Table.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes limitations on the federal income tax deductibility of compensation paid to our CEO and the other three most highly compensated officers (excluding the Chief Financial Officer) whose compensation is required to be disclosed to shareholders under the Securities and Exchange Act of 1934.  Under these limitations, we may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions, such as certain performance-based compensation that has been approved by our shareholders.

Compensation Discussion and Analysis Summary

We believe this mix of salary, potentially significant variable cash incentives for both short-term and long-term performance, and the potential for equity ownership in the Company motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between the interests and needs of the Company in operating our business and appropriate employee rewards based on shareholder value creation.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to the Board that the Compensation Discussion and Analysis be included in our Form 10-K for 2012 and our 2013 proxy statement. This report is provided by the following independent directors, who comprise the committee:

The Compensation Committee of the Board of Directors

George T. Babbitt, Chairman
Richard G. Tenant
W. Scott Thompson

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.  Furthermore, no member of our Compensation Committee has been employed by us or served as one of our officers.

Summary of Executive Compensation

The following sections provide a summary of cash and certain other amounts we paid for the year ended December 31, 2012 to the named executive officers. The compensation we disclose below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;
•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control;
•	an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations. Such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and the actual realization of cash from the award will depend upon whether our stock price appreciates above its price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option; and
•	the increase in present value of future pension payments. Such increase is not cash compensation paid this year and the actual pension benefits will depend upon several factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

We encourage you to read the following tables closely. The narratives leading to and preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the section of this proxy statement entitled "Compensation Discussion and Analysis."  All amounts are in dollars.

Summary Compensation

The following table provides compensation of the named executive officers for the last three completed years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Annual Bonus	Stock Awards(1)	Other Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
James P. Regan	2012	$514,159	$-	$181,885	$-	$16,001	$46,460	$758,505
President, Chairman and	2011	497,753	417,971	70,508	360,882	11,314	79,256	1,437,684
Chief Executive Officer	2010	492,589	419,000	-	103,680	7,326	52,334	1,074,929

David Keleher	2012	$298,815	$-	$76,035	$-	$9,455	$23,389	$407,694
Senior Vice President and	2011	295,218	135,906	28,901	144,783	6,442	52,466	663,716
Chief Financial Officer	2010	288,096	131,598	-	36,427	6,196	24,245	486,562

Lawrence H. O'Brien, Jr.	2012	$234,660	$-	$27,217	$-	$69,817	$26,069	$357,763
Senior Vice President and General Manager,	2011	234,600	73,151	14,709	66,125	46,000	35,404	469,989
Business Solutions and Business Development	2010	226,904	76,061	-	15,252	43,719	22,286	384,222

Steven P. Wentzell	2012	$229,417	$-	$26,380	$-	$-	$21,987	$277,784
Senior Vice President and General Manager,	2011	227,515	83,810	14,324	64,124	-	23,705	413,478
Human Resources	2010	220,999	71,329	-	15,145	-	23,069	330,542

Richard A. Covel	2012	$132,242	$-	$21,205	$-	$5,569	$20,265	$179,281
Vice President, General Counsel and Secretary	2011	235,230	64,973	11,516	57,681	3,809	32,783	405,992
	2010	229,552	50,462	-	16,125	3,741	22,095	321,975

(1)
Amounts shown reflect the aggregate fair value of restricted stock awards as of their grant date calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The values were calculated by multiplying the closing price of our common stock on the grant date by the number of unvested shares subject to vesting

(2)	No non-equity payouts for ELTIP plans for 2012.

(3)
Amounts reflect the actuarial change in the present value under our qualified pension plan, determined using interest rate, mortality, and retirement assumptions consistent with those used in our financial statements. There were no above-market or preferential earnings on nonqualified deferred compensation during 2012.   Messrs. Regan, Keleher, O'Brien, and Covel experienced an increase in present value primarily due to the change in discount rate from 4.75% at December 31, 2011 to 3.86% at December 31, 2012.  Mr. Regan's additional increase is due to a benefit adjustment for employees who work beyond age 65.

(4)	The amount shown as "all other compensation" includes the following perquisites and personal benefits:

Name of Executive	Year	Company Vehicle	Club Membership	Executive Life Insurance	Temporary Living (a)	401(k) Contributions	Executive Medical and Dental Insurance	Other (Class Action Suit Settlement)	Total Other Compensation
James P. Regan	2012	$6,295	$6,130	$6,598	$4,048	$10,000	$13,389	$-	$46,460
	2011	5,488	5,810	6,598	8,177	9,800	15,360	28,023	79,256
	2010	7,719	5,580	6,598	7,910	9,800	14,727	-	52,334

David Keleher	2012	$-	$-	$-	$-	$10,000	$13,389	$-	$23,389
	2011	-	-	-	-	9,514	15,360	27,592	52,466
	2010	-	-	-	-	9,518	14,727	-	24,245

Lawrence H. O'Brien, Jr.	2012	$-	$-	$-	$-	$8,344	$17,725	$-	$26,069
	2011	-	-	-	-	6,890	18,346	10,168	35,404
	2010	-	-	-	-	6,095	16,191	-	22,286

Name of Executive	Year	Company Vehicle	Club Membership	Executive Life Insurance	Temporary Living (a)	401(k) Contributions	Executive Medical and Dental Insurance	Other (Class Action Suit Settlement)	Total Other Compensation
Steven P. Wentzell	2012	$-	$-	$-	$-	$8,598	$13,389	$-	$21,987
	2011	-	-	-	-	8,345	15,360	-	23,705
	2010	-	-	-	-	8,342	14,727	-	23,069

Richard A. Covel	2012	$-	$-	$-	$-	$6,876	$13,389	$-	$20,265
	2011	-	-	-	-	7,335	15,360	10,088	32,783
	2010	-	-	-	-	7,368	14,727	-	22,095

(a)	Concurrent with the opening of the Company's operating headquarters in 2010 in Arlington, VA the need for its chief executive officer to work out of the Company's Virginia facilities increased significantly. While the chief executive officer's principal place of work continues to be the Company's Andover, MA corporate headquarters, the Company is providing temporary living expenses, the incremental compensatory costs to the Company of which was $4,048 for 2012, $8,177 for 2011, and $7,910 for 2010.

Grants of Plan-Based Awards

Annual incentive awards granted to the named executive officers during 2012 included non-equity cash incentive plan awards granted under the Executive Incentive Plan ("EIP") and equity long-term incentive plan awards granted as performance based shares under the 2012 Executive Long Term Incentive Plan ("ELTIP"). The threshold, target, and maximum amounts under the non-equity and equity incentive plan awards reflect the range of estimated payouts under these executive incentive plans at December 31, 2012.

The following table provides information concerning each grant of an award made to a named executive officer during 2012:

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payout Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and
Name of Executive	Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	Option Awards
James P. Regan
2012 EIP (1)	1/1/2012	$233,854	$467,708	$935,416
RSA (2)	2/22/2012					6,404		$70,508
RSA (3)	2/22/2012					16,520		$181,885
David Keleher
2012 EIP (1)	1/1/2012	$76,355	$152,709	$305,418
RSA (2)	2/22/2012					2,625		$28,901
RSA (3)	2/22/2012					6,906		$76,035
Lawrence H. O'Brien, Jr.
2012 EIP (1)	1/1/2012	$48,378	$96,756	$193,512
RSA (2)	2/22/2012					1,336		$14,709
RSA (3)	2/22/2012					2,472		$27,217
Steven P. Wentzell
2012 EIP (1)	1/1/2012	$46,892	$93,783	$187,566
RSA (2)	2/22/2012					1,301		$14,324
RSA (3)	2/22/2012					2,396		$26,380
Richard A. Covel
2012 EIP (1)	1/1/2012	$36,352	$72,705	$145,410
RSA (2)	2/22/2012					1,046		$11,516
RSA (3)	2/22/2012					1,926		$21,205

(1)
Amounts consist of annual cash awards that could have been earned by the named executive officer in 2012 under the 2012 EIP.  Amounts that were earned were paid during the first quarter of the following year, as quantified in the "Summary Compensation Table" as Non-Equity Incentive Plan Compensation.

(2)	Restricted stock awards granted under the 2010 ELTIP. These awards were fixed and do not provide for a threshold or maximum amount.

(3)	Restricted stock awards granted under the 2012 ELTIP. These awards were fixed and do not provide for a threshold or maximum amount.

Option Exercises and Stock Vested

The following table provides information, for the named executives, on the number of shares acquired upon the vesting of restricted stock awards and the value realized before payment of any applicable withholding tax and broker commissions.

OPTION EXERCISES AND STOCK VESTED
	Stock Awards
Name of Executive	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(1)
James P. Regan	11,529	$118,632
David Keleher	4,125	$42,986
Lawrence H. O'Brien, Jr.	2,336	$24,099
Steven P. Wentzell	2,201	$22,775
Richard A. Covel	2,046	$20,906

(1)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the named executive officers' equity awards that were unvested or unexercised, as applicable, as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Restricted Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
James P. Regan					2/22/2012	16,520	$96,642

David Keleher					2/22/2012	6,906	$40,400

Lawrence H. O'Brien, Jr.					2/22/2012	2,472	$14,461

Steven P. Wentzell	10/12/2004	25,000	$15.73	10/12/2014	2/22/2012	2,396	$14,017

Richard A. Covel					2/22/2012	1,926	$11,267

(1)	For restricted stock awards, amounts represent unvested shares at December 31, 2012. These restricted stock awards vested on February 22, 2013.

(2)	Based on the closing market price of our stock on the Nasdaq Global Market as of December 31, 2012 of $5.85 per share.

Pension Benefits

Our Defined Benefit Pension Plan ("Pension Plan") is tax-qualified and non-contributory, covering substantially all employees, including the named executives, who completed one year of service prior to July 1, 2002.  Membership in the Pension Plan was frozen effective July 1, 2002 and the participants' calculated pension benefit was frozen effective December 31, 2006.  A participant who has 10 or more years of service may elect early retirement at any time between age 55 and normal retirement age of 65, subject to reduction of the retirement benefit to reflect the early commencement of the benefit.  Messrs. Keleher and O'Brien qualify for early retirement.

Effective October 1, 2007, the Board approved plan participants, age 65 and older, to continue working at their current schedule and be eligible to begin their full pension payments.  Plan participants who do not choose to commence pension payments will receive an actuarial adjustment when they do decide to start receiving benefits to reflect their delayed retirement beyond age 65.

The following table provides information with respect to the Pension Plan for payments or other benefits at, following, or in connection with retirement. This does not include defined contribution plans (whether tax qualified or not). Values reflect the actuarial present value of each named executive officer's accumulated benefit under the plan, computed as of December 31, 2012. In making such calculation, we assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

PENSION BENEFITS
Name of Executive(1)	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
James P. Regan	Defined Benefit Plan	13.2	$133,574	$-
David Keleher	Defined Benefit Plan	13.0	$72,674	$-
Lawrence H. O'Brien, Jr.	Defined Benefit Plan	30.0	$494,577	$-
Richard A. Covel	Defined Benefit Plan	12.1	$47,358	$2,419

(1)	Mr. Wentzell was not eligible to participate in the defined benefit plan.

(2)	The defined benefit plan allows for a maximum of thirty years of credited service.

(3)
Present values are based on the same assumptions as used in the 2012 year-end financial statement except that no pre-retirement mortality is assumed. Please refer to footnote 11 to our financial statements for a discussion of the assumptions related to this benefit.

Non-qualified Deferred Compensation

Our Senior Management Deferred Compensation Plan allows certain employees the ability to annually elect to defer up to 100% of any cash incentive payments and any salary in excess of the Federal Insurance Contributions Act earnings ceiling. Employee contributions are invested in selected mutual funds held within a Rabbi Trust. A hypothetical account is established for each participant who elects to defer and the participant selects investment funds from a broad range of options. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. We do not contribute to this plan.

The following table provides information with respect to the nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on such amounts.

NON-QUALIFIED DEFERRED COMPENSATION
Name of Executive(1)	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings (Losses) in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
James P. Regan	$-	$-	$182,432	$-	$1,267,537
Lawrence H. O'Brien, Jr.	$133,317	$-	$5,232	$(112,806)	$136,721

(1)	Messrs. Keleher, Wentzell, and Covel did not participate in the deferred compensation plan during 2012.

(2)	Amounts represent the change in market value and interest earned at market rates during 2012.

Potential Payments Upon Termination or Change In Control

The following table summarizes the estimated payments to be made under each contract, plan, or agreement (collectively referred to as "contracts") which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement or a constructive termination of a named executive officer, or a change of control.  No contracts provide for any additional compensation or benefits for the named executive officers in the event of termination by disability or death.  The table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable would be enhanced by the termination event. For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year.

Name of Executive	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination (Change in Control)
James P. Regan (1)
Severance (2)	$519,675	$1,974,766
Accelerated vesting of awards under incentive plans(3)	96,642	96,642
Other benefits (4)	19,987	39,974
Total	$636,304	$2,111,382

David Keleher
Severance (5)	$-	$608,315
Other benefits (6)	-	20,084
Total	$-	$628,399

Lawrence H. O'Brien, Jr. (7)

Steven P. Wentzell
Severance (8)	$-	$328,240
Other benefits (9)	-	13,389
Total	$-	$341,629

Richard A. Covel (10)
Severance (8)	$-	$315,055
Other benefits (9)	-	13,389
Total	$-	$328,444

(1)
For Mr. Regan, in a voluntary or involuntary for cause termination, the Company would only be liable for the amount Mr. Regan earned under the Executive Incentive Plan award.  In the event Mr. Regan becomes disabled during employment, the Company would continue to pay his base salary, less the amount of any benefits provided through a Company-provided disability plan, and would continue to provide health and life insurance benefits for up to six months of disability. If Mr. Regan was unable to return to work after six months of disability, the Company may terminate his employment.

(2)
For Mr. Regan, severance for an involuntary not for cause termination would be equal to the sum of (i) the base salary and (ii) any cash award under the Executive Incentive Plan. Payments made for an involuntary not for cause termination would be paid based on their typical pay cycle over one year.  Severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) two times the base salary and (ii) two times the target Executive Incentive Plan award.  Payments made under a change of control agreement would be paid as a lump sum within five business days after such termination.

(3)	For Mr. Regan, the amounts include unvested restricted stock awards outstanding at December 31, 2012 for both involuntary termination reasons.

(4)
For Mr. Regan, other benefits for an involuntary not for cause termination would include health and life insurance premiums for twelve months. Other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for two years plus certain tax gross-up payments. Other benefit payments would be made under the Company's typical pay cycle over the respective term.

(5)
For Mr. Keleher, severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) eighteen months of the base salary as and (ii) the target Executive Incentive Plan award. Severance payments would be paid as a lump sum within seven business days after such termination.

(6)
For Mr. Keleher, other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for eighteen months. Other benefit payments would be made under the Company's typical pay cycle over the eighteen month period.

(7)	Mr. O'Brien has not entered into a change of control contract as of December 31, 2012.

(8)
For Messrs. Wentzell and Covel, severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) twelve months of the base salary and (ii) the target Executive Incentive Plan award. Severance payments would be paid as a lump sum within seven business days after such termination.

(9)
For Messrs. Wentzell and Covel, other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for twelve months. Other benefit payments would be made under the Company's typical pay cycle over the twelve month period.

(10)	Mr. Covel's employment terminated with the Company effective January 17, 2013.

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors reviews the Company's auditing, accounting, financial reporting, and internal control functions and selects and engages the Company's independent registered public accounting firm. In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent registered public accounting firm and the independent registered public accounting firm's audit and non-audit fees; reviews the audited financial statements to be included in the Form 10-K for filing with the Securities and Exchange Commission ("SEC"); meets independently with the Company's director of internal audit, independent registered public accounting firm and senior management; and reviews the general scope of the Company's accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim unaudited financial statements, and auditor independence issues. The Audit Committee of the Board of Directors is composed of three directors, each of them qualifying as independent under the current listing standards of the Nasdaq Global Market and applicable SEC rules and regulations. The Audit Committee operates under a written charter adopted and amended by the Board of Directors. A copy of the Audit Committee Charter is publicly available on the Company's website at www.drc.com.

Prior to commencing the 2012 integrated audit of the Company's financial statements and internal control over financial reporting, the Committee discussed with Grant Thornton the overall scope and plans for their audit. Upon completion of the audit, the Committee met with Grant Thornton, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

The Committee reviewed and discussed with management and with Grant Thornton the audited financial statements for the year ended December 31, 2012, including footnotes as well as management's discussion and analysis of results of operations included in the Form 10-K. The Committee also discussed with Grant Thornton matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Committee has received the written disclosures and the letter from Grant Thornton as to that firm's independence from management and the Company, as required by the Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees", as adopted by the PCAOB in Rule 3600T, and has discussed with Grant Thornton their independence.

Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The Audit Committee of the Board of Directors

Nickolas Stavropoulos, Chairman
Charles P. McCausland
Richard G. Tennant

STOCK OWNERSHIP OF CERTAIN PERSONS

Stock Ownership of Directors and Officers

The following table sets forth the number and the percentage of shares of the Company's common stock that were beneficially owned by the executive officers named in the Summary Compensation Table, by the directors and by all current directors and executive officers as a group as of March 31, 2013. No shares of the Company's preferred stock were issued and outstanding as of March 31, 2013. Except as otherwise indicated, each director or executive officer listed below possessed sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Number of Shares Owned(1)		Percent of Class(2)
John S. Anderegg, Jr.	505,603	(3)	4.8%
James P. Regan	396,243	(4)	3.8%
David Keleher	95,113		*
Steven P. Wentzell	28,502		*
Lawrence O'Brien	24,325		*
Lieutenant General Charles P. McCausland	24,900		*
General George T. Babbitt Jr.	23,480		*
Nickolas Stavropoulos	19,200		*
Richard G. Tennant	10,700		*
W. Scott Thompson	7,200		*
Helen E. Tsingos	524		*
All Directors and Executive Officers as a Group (11 persons)	1,135,790		10.8%

*	Less than 1% of the outstanding shares of the Company common stock.

(1)	Includes options to acquire shares which are currently exercisable as follows:

Steven P. Wentzell	25,000
Gen. George T. Babbitt, Jr.	5,000
Lt. Gen Charles P. McCausland	5,000
35,000

(2)
Outstanding shares represent the 10,488,133 shares of the Company common stock outstanding on March 31, 2013, plus an aggregate of 35,000 exercisable shares, as noted above, for a total of shares outstanding.

(3)	Includes 32,000 shares held by Mr. Anderegg as custodian for his children and 8,400 shares held by his current spouse, as to all of which he disclaims beneficial ownership.

(4)	Includes 2,000 shares held by Mr. Regan's spouse, as to which he disclaims beneficial ownership.

Stock Ownership of Principal Shareholders

The following sets forth certain information concerning the principal shareholders known to us who may be considered beneficial owners of more than 5% of the outstanding shares of the Company common stock as of December 31, 2012.

Name of Address of Principal Shareholders	Number of Shares Owned		Percent of Class(1)
Heartland Advisors, Inc.	1,551,394	(2)	14.7%
789 North Water Street
Milwaukee, WI 53202

Paradigm Capital Management, Inc.	919,032	(3)	8.7%
9 Elk Street
Albany, NY 12207

Laurence W. Lytton	664,538	(4)	6.3%
467 CPW
New York, NY 10025

Dimensional Fund Advisors LP	530,822	(5)	5.0%
6300 Bee Cave Road, Building One
Austin, TX 78746

(1)	Outstanding shares represent the 10,523,559 shares of the Company common stock outstanding on December 31, 2012.

(2)
Based on Schedule 13G/A dated February 7, 2013 filed with the SEC by Heartland Advisors, Inc. based on common stock held on December 31, 2012. (1,467,800 shared voting power; 1,551,394 shared dispositive power).

(3)
Based on Schedule 13G dated February 12, 2013 filed with the SEC by Paradigm Capital Management, Inc. based on common stock held on December 31, 2012. (919,032 sole voting power and sole dispositive power) .

(4)	Based on Schedule 13G/A dated February 13, 2013 filed with the SEC by Laurence W. Lytton. based on common stock held on December 31, 2012. (596,586 sole voting power and sole dispositive power).

(5)	Based on Schedule 13G/A dated February 11, 2013 filed by Dimensional Fund Advisors LP based on common stock held on December 31, 2012. (518,613 sole voting power; 530,822 sole dispositive power).

Equity Compensation Plans

The Company has three shareholder approved equity incentive plans, which are administered by the Compensation Committee of the Board. The Company also maintains a shareholder approved employee stock purchase plan, and is currently seeking approval of the 2013 Incentive Plan.  These plans are more fully described in this proxy statement under Proposal 2 and in footnote 12 to our financial statements which are included in our Form 10-K.

The following table summarizes, as of December 31, 2012, the number of shares of the Company's common stock to be issued upon exercise of options issued under our equity compensation plans and the number of shares of common stock remaining available for future issuance under these plans.

EQUITY COMPENSATION PLAN INFORMATION
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1995 Stock Option Plan for Non-Employee Directors	10,000	$13.90	-
2000 Incentive Plan	25,500	$15.73	-
2003 Incentive Plan	40,000	$13.36	114,114
Total equity compensation plans approved by security holders	75,500	$14.23	114,114

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Transactions with Related Persons

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and our shareholders. Therefore, all related party transactions are subject to review and approval or ratification by the Audit Committee.

If a related party transaction were identified it would be assessed by the Company's inside counsel, the Company's outside counsel, the Company's internal auditor, and the Audit Committee. The Company assesses each matter on a case by case basis and applies standards and criteria which are appropriate based on the type of transaction and any possible conflict that may be raised. The Company has a policy, DRC's Standards of Ethics and Conduct, which addresses related party transactions and/or potential conflicts of interest.  This policy applies to the Company's directors, officers, and employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

During 2012, Mr. Keleher filed five late Forms 4 for 2012 and 2010 ELTIP restricted stock award grants and ESPP quarterly purchases.  Also during 2012, Mr. Regan filed three late Forms 4 for the 2012 and 2010 ELTIP restricted stock award grants and purchases of our common stock.  Mr. Covel, Mr. O'Brien, and Mr. Wentzell each filed two late Forms 4 for the 2012 and 2010 ELTIP RSA grants.  Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all other filing requirements under Section 16(a) were complied with during 2012.

ADDITIONAL INFORMATION

Shareholder Proposals for 2014 Annual Meeting of Shareholders

Proposals of shareholders submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for consideration at the 2014 Annual Meeting of Shareholders must be received by the Company no later than December 27, 2013 in order to be considered for inclusion in the Company's proxy materials for that meeting.

Proposals that shareholders intend to present at the 2014 Annual Meeting of Shareholders that will not be included in the Company's proxy materials must be submitted to the Company no earlier than February 4, 2014 and no later than February 28, 2014, with such submission containing the information required by the Company's by-laws. If the shareholder fails to notify the Company of such intent in the proper manner during that period, then the proxies that management solicits for the 2014 Annual Meeting will include discretionary authority to vote on the shareholder's proposal, if it is properly presented at the meeting.

Delivery of Documents to Shareholders Sharing an Address

For shareholders that are beneficial owners, but not record holders, of the Company's common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2012 Form 10-K to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2012 Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and Form 10-K, now or in the future, should submit this request by writing to Treasurer's Office, Dynamics Research Corporation, Two Tech Drive, Andover, MA 01810, or calling (800) 522-4321. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Other Matters

The Board does not know of any business that will be presented to the Annual Meeting other than that referred to in the accompanying notice. If other business properly comes before the Annual Meeting, it is intended that the proxies will be voted in the discretion of the persons voting the proxies unless specific instructions to the contrary are given.

APPENDIX A
2013 INCENTIVE PLAN

1.	ADMINISTRATION

Subject to the express provisions of the Plan, the Administrator has the authority to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to implement the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant's consent, alter the terms of the Award so as to affect adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception, and in the case of any Award to the extent subject to the requirements of Section 409A, the Administrator shall exercise its discretion consistent with the requirements of Section 409A.

2.	LIMITS ON AWARDS UNDER THE PLAN

a.	Number of Shares. A maximum of 400,000 shares of Stock may be delivered in satisfaction of Awards under the Plan, including but not limited to ISOs. For purposes of the preceding sentence, shares that have been forfeited in accordance with the terms of the applicable Award and shares held back in satisfaction of the exercise price or tax withholding requirements from shares that would otherwise have been delivered pursuant to an Award shall not be considered to have been delivered under the Plan. Also, the number of shares of Stock delivered under an Award shall be determined net of any previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes.

b.	Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

c.	Option and SAR Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year, the maximum number of shares of Stock subject to SARs granted to any person in any calendar year and the aggregate maximum number of shares of Stock subject to other Awards that may be delivered (or the value of which may be paid) to any person in any calendar year under the Plan shall each be 150,000. Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan.

d.	ISO Limits. No ISO shall be granted to an Employee under the Plan or any other ISO plan of the Company to purchase Shares as to which the aggregate Fair Market Value (determined as of the date of grant) of the Shares which first become exercisable by the Employee in any calendar year exceeds $100,000. To the extent an Option initially designated as an ISO exceeds the value limit of this Section 6.10 or otherwise fails to satisfy the requirements applicable to ISOs, it shall be deemed a NQSO and shall otherwise remain in full force and effect.

e.	Other Award Limits. No more than $1,000,000 may be paid to any individual with respect to any Cash Performance Award (other than an Award expressed in terms of shares of Stock or units representing Stock, which shall instead be subject to the limit set forth in Section 2.c. above). In applying the dollar limitation of the preceding sentence: (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount.

3.            ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

4.            RULES APPLICABLE TO AWARDS

a.            All Awards

(1)            Terms of Awards. The Administrator shall determine the terms of all
 Awards subject to the limitations provided herein.

(2)            Performance Criteria.  Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

(3)            Alternative Settlement. The Company may at any time extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 2) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

(4)            Transferability Of Awards. Except as the Administrator otherwise expressly provides with respect to Awards other than ISOs, Awards may not be transferred other than by will or by the laws of descent and distribution and during a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).  No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(5)            Vesting. Without limiting the generality of Section 1, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless the Administrator expressly provides otherwise:

(A)            immediately upon the cessation of the Participant's employment or other service relationship with the Company and its Affiliates, all Awards (other than Stock Options and SARs) held by the Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to such cessation of employment or other service will be forfeited if not then vested and, where exercisability is relevant, will cease to be exercisable;

(B)            all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to the Participant's death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant's death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4.a.(5), and shall thereupon terminate;

(C)            except as provided in (D) below, all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to the cessation of the Participant's employment or other service relationship for reasons other than death, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4.a.(5), and shall thereupon terminate; and

(D)            all Stock Options and SARs held by the Participant (or by a permitted transferee of the Participant under Section 4.a.(4)) whose cessation of employment or other service relationship is determined by the Administrator in its sole discretion to result from Cause, where "Cause" means that Participant is determined by the Administrator to have committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company, or to have deliberately disregarded the rules of the Company, under circumstances that could normally be expected to result in loss, damage, or injury to the Company, or because Participant has made any unauthorized disclosure of any of the secrets or confidential information of the Company, has induced any client or customer of the Company to break any contract with the Company, has induced any principal for whom the Company acts as agent to terminate the agency relationship, or has engaged in any conduct that constitutes unfair competition with the Company.

(E)            Unless the Administrator expressly provides otherwise, and subject to Section 10 with respect to Awards subject to Section 409A of the Code, a Participant's "employment or other service relationship with the Company and its Affiliates" will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant's employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

(6)            Taxes.  The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements.

(7)            Dividend Equivalents.  The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award, other than Options, if and in such manner as it deems appropriate.

(8)            Rights Limited.  Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(9)            Section 162(m).  The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended to so qualify. In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m), the Administrator shall pre-establish in writing one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to payment of any Performance Award intended to qualify as performance-based under Section 162(m), the Administrator shall certify whether the Performance Criteria have been attained, and such determination shall be final and conclusive. If the Performance Criteria with respect to any such Award are not attained, no other Award shall be provided in substitution of the Performance Award. The provisions of this Section 6.a.(9) shall be construed in a manner that is consistent with the regulations under Section 162(m).

To the extent permitted under Section 162(m) of the Internal Revenue, the Administrator may adjust a Performance Award to take into account the effects of any Extraordinary Items.  Such adjustments shall be made in an equitable manner to prevent dilution or enlargement of the Award.  "Extraordinary Items" means, unless otherwise specified for an award program established for a performance period, (a) items presented as such (or other comparable terms) on the Company's audited financial statements, (b) extraordinary, unusual, or nonrecurring items of gain or loss, (c) changes in tax or accounting laws or rules, (d) stock split, recapitalization, split-up, or similar change, (e) the effects of mergers, acquisitions, divestitures, spin-offs, or similar transactions, (f) asset write-downs, (g) charges for reorganizing and restructuring, including charges related to debt refinancing and restructuring (h) discontinued operations, or (i) the financial impact for prior year adjustments, each of which are identified in the audited financial statements and notes thereto or in the "management's discussion and analysis" of the financial statements in a period report filed with the SEC under the Exchange Act.

b.            Awards Requiring Exercise

(1)            Time And Manner Of Exercise.  Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2)            Exercise Price.  The Administrator shall determine the exercise price of each Stock Option; provided, that each Stock Option must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option determined as of the date of grant. An ISO granted to an Employee described in Section 422(b)(5) of the Code (relating to any Employee who at the time an ISO is granted is treated as owner of more than ten percent of the total combined voting power of all classes of shares of the Company or a subsidiary) must have an exercise price that is not less than 110% of such fair market value and must by its terms provide it is not exercisable after the expiration of five years from its date of grant.

(3)            Payment Of Exercise Price, If Any.  Where the exercise of an Award is to be accompanied by payment, payment shall be (a) in cash or its equivalent; or (b) by tendering previously acquired shares of Stock having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (c) by a combination of (a) and (b); or (d) any other method approved by the Administrator in its sole discretion.  The tendering of previously acquired shares may be done through attestation.  No fractional shares may be tendered or accepted in payment of the exercise price.

(4)            Grant of Stock Options.  Each Stock Option awarded under the Plan shall be deemed to have been awarded as a non-ISO (and to have been so designated by its terms) unless the Administrator expressly provides for ISO treatment that the Stock Option is to be treated as an ISO. No ISO may be granted under the Plan after the day before the tenth anniversary of the date of approval of the Plan by the Board, but ISOs previously granted may extend beyond that date.

c.	Awards Not Requiring Exercise

Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

5.            EFFECT OF CERTAIN TRANSACTIONS

a.            Mergers, etc.

Immediately prior to a Covered Transaction (other than an Excluded Transaction in which the outstanding Awards have been assumed or substituted for as provided below), all outstanding Awards shall vest and, if relevant, become exercisable, all Performance Criteria and other conditions to any Award shall be deemed satisfied, and all deferrals measured by reference to or payable in shares of Stock shall be accelerated. Upon consummation of a Covered Transaction, all Awards then outstanding and requiring exercise or delivery shall terminate unless assumed by an acquiring or surviving entity or its affiliate as provided below.

 In the event of a Covered Transaction, the Administrator, in its sole discretion, may:

(1)	terminate Options in exchange for a cash payment equal to the amount by which the Fair Market Value of the Shares subject to such Option to the extent the Option has vested exceeds the exercise price with respect to such Shares;
(2)	terminate Options provided that each Participant is first notified of and given the opportunity to exercise his/her vested Options for a specified period of time (of not less than 15 days) from the date of notification and before the Option is terminated;
(3)	permit Awards to be assumed by a new parent corporation or a successor corporation (or its parent) and replaced with an Award that is comparable (as determined by the Administrator) of the parent corporation or successor corporation (or its parent);
(4)	amend an Award Agreement to accelerate vesting; or
(5)	implement any combination of the foregoing or implement any other action with respect to an Award that it deems appropriate.

b.            Changes In And Distributions With Respect To The Stock

(1)            Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 2.a. and to the maximum share limits described in Section 2.c., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2)            Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 5.a. and 5.b.(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made to the maximum share limits described in Section 2.c. or 2.d., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception, nor shall any change be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

(3)            Continuing Application of Plan Terms. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 5.b.(1) or 5.b.(2) above.

6.            LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company's counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

7.            AMENDMENT AND TERMINATION

Subject to the second and third sentences of Section 1, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; provided, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

8.            NON-LIMITATION OF THE COMPANY'S RIGHTS

The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to Award a person bonuses or other compensation in addition to Awards under the Plan, nor entitle a person to any Award or additional Award under this Plan.

9.            GOVERNING LAW

The Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

10.            COMPLIANCE WITH SECTION 409A
It is intended that Awards under the Plan are either exempt from Section 409A or are structured to comply with the requirements of Section 409A.  The Plan shall be administered and interpreted in accordance with that intent.  By way of example, the following rules shall apply to Awards to the extent subject to the requirements of Section 409A (a "Section 409A Award"):

(a)	Any provision of the Plan that would conflict with the requirements of a Section 409A Award shall not apply to a Section 409A Award.
(b)	Any adjustment or modification to a Section 409A Award shall be made in compliance with Section 409A (e.g., any adjustment to an Option or other Award under Section 5.b hereof shall be made in accordance with the requirements of Section 409A).
(c)	For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.
(d)	For Section 409A Awards, any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h).
(e)	With respect to amounts payable under a Section 409A Award, in the event that a Participant is a "specified employee" as defined in Section 409A, any amount that is payable in connection with the Participant's separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant's separation from service an amount equal to the benefit that the Participant would have received during such six month period absent the restriction.
While the Company intends for Awards to either be exempt from or in compliance with Section 409A, neither the Company nor the Administrator shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to Awards under this Plan.

11.            CLAWBACK

Notwithstanding any other provision of the Plan, Awards granted or settled under the Plan shall be subject to such Company policies or such applicable statutes, rules, or regulations regarding recoupment or clawback as may be in effect from time-to-time, regardless of whether the Participant is in the service of the Company or an Affiliate at the time the events giving rise to the recoupment or clawback occur or are discovered.

12.            DEFINED TERMS

The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

"Administrator": The Committee. With respect to ministerial tasks deemed appropriate by the Committee, the term "Administrator" shall also include such persons (including Employees) to whom the Committee shall have delegated such tasks.

"Affiliate": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

"Award": Any or a combination of the following:

(i)	Stock Options.
(ii)	SARs.
(iii)	Restricted Stock.
(iv)	Unrestricted Stock.
(v)	Deferred Stock.
(vi)	Cash Performance Awards.
(vii)	Other Performance Awards.
(viii)
Grants of cash, or except as prohibited by applicable law, loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant.

"Board": The Board of Directors of the Company.

"Cash Performance Award": A Performance Award payable in cash. The right of the Company under Section 4.a.(3) to extinguish an Award in exchange for cash or the exercise by the Company of such right shall not make an Award otherwise not payable in cash a Cash Performance Award.

"Code": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

"Committee": The Compensation Committee of the Board. In the case of Awards granted to officers of the Company, the Committee shall be comprised solely of two or more outside directors within the meaning of Section 162(m).

"Company": Dynamics Research Corporation.

"Covered Transaction": Any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in any individual, entity or "group" (within the meaning of section 13(d) of the Securities Exchange Act of 1934) acquiring the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) directly or indirectly of more than 50% of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company.

"Deferred Stock": A promise to deliver Stock or other securities in the future on specified terms.

"Employee": Any person who is employed by the Company or an Affiliate.

"Excluded Transaction": A Covered Transaction in which (i) the shares of common stock of the Company or the voting securities of the Company entitled to vote generally in the election of directors are acquired directly from the Company; or (ii) the shares of common stock of the Company or the voting securities of the Company entitled to vote generally in the election of directors are acquired by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iii) (a) the beneficial owners of the outstanding shares of common stock of the Company, and of the securities of the Company entitled to vote generally in the election of directors, immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportions immediately following such transaction more than 50% of the outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) resulting from such transaction excluding such ownership as existed prior to the transaction and (b) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the board of directors at the time of the execution of the initial agreement, or of the action of the Board, authorizing such transaction.

"ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

"Participant": An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

"Performance Award": An Award subject to Performance Criteria.

"Performance Criteria": Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall mean an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project, contract or geographical basis or in combinations thereof): (i) sales; revenues; assets; liabilities; costs; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; working capital requirements; stock price; stockholder return; sales, contribution or gross margin, of particular products or services; particular operating or financial ratios; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

"Plan": The Dynamics Research Corporation 2013 Incentive Plan as from time to time amended and in effect.

"Restricted Stock": An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

"Section 162(m)": Section 162(m) of the Code.

"SARs": Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

"Stock": Common Stock of the Company, par value $ .10 per share.

"Stock Options": Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

"Unrestricted Stock": An Award of Stock not subject to any restrictions under the Plan.

APPENDIX B
2013 EXECUTIVE LONG-TERM INCENTIVE PLAN

BACKGROUND & OBJECTIVES

DRC's approach to long-term incentive compensation has traditionally included the use of various cash and stock-based programs including non-qualified stock options and restricted stock awards.  The proposed 2013 plan, or the Program, provides for an opportunity that, if earned, would pay out in a combination of performance shares and cash based on performance against the established metrics.

The objectives of the Program are:
•	Maintain a competitive long-term incentive opportunity that supports a competitive total compensation strategy provided that DRC goals are achieved;
•	Motivate performance for senior executives;
•	Align senior executive interest with interests of shareholders;
•	Provide retention value for senior executives; and
•	Provide flexibility of participation as needed to address changes on the senior executive team.

    The following contains the terms and conditions to be applied to the Program as proposed for 2013.

ADMINISTRATOR

The Compensation Committee of the Board of Directors shall be deemed the administrator.   With respect to ministerial tasks deemed appropriate by Compensation Committee, the term "Administrator" shall also include such persons (including employees) to whom the Committee shall have assigned such tasks.

ELIGIBILITY

Eligibility for the Program will be recommended by the Chairman and Chief Executive Officer to the Compensation Committee of the Board of Directors, and will be limited to those key senior operations and functional executives who have clear significant impact on the overall performance of the Company.  In addition, recommendations will be made and approved as to the target value available to be earned for each executive based on competitive analyses and assessment of internal impact on Company long-term performance.

Grants will be made during the annual meeting that includes the review of senior executive compensation by the Compensation Committee.  However, grants may be recommended at other times during the year to assure the inclusion of new members of the senior executive team as required.  In all cases, all participants and grants must have confirmation and approval of the Compensation Committee prior to being effective.

PRINCIPAL PROVISIONS FOR 2013

•	The Program will have a one-year performance period.

•	A total annual long-term incentive opportunity, expressed as a dollar amount, will be proposed and approved by the Compensation Committee for each participant.

The Program will provide for the payout of all earned compensation as follows:
•	25% of the annual opportunity will be awarded as performance shares. This portion of the targeted award will be converted from a dollar amount to a number of shares on the date of grant based on the closing price of DRC stock on the grant date. Determination of the actual earned payout based on performance against the goals will be certified by the Compensation Committee in February 2014. Any shares earned will then be treated as Restricted Stock; to become 100% vested two years following the date of certification of the award being earned by the Committee. This Restricted Stock will be issued pursuant to the 2003 Incentive plan.

•	75% of the annual opportunity will be awarded as cash. In the event that if shareholder approval permitting the issuance of additional common stock is obtained, this portion of the award may also be settled in whole or in part as Restricted Stock. Determination of the actual earned payout based on performance against the goals will be certified by the Compensation Committee in February 2014. However, if shareholder approval permitting the issuance of additional common stock is obtained, then at the time of such certification this portion of the award to the extent earned may also be settled in whole or in part as Restricted Stock at the discretion of the Compensation Committee. No settlement of this portion of the annual opportunity shall be made in Restricted Stock before such shareholder approval is obtained, and settlement shall be in cash if no such shareholder approval is obtained prior to certification in February 2014. Any such award settled in Restricted Stock shall be converted from a dollar amount to shares based on the fair market value of the common stock based on the closing value of DRC stock on the date of certification of the award being earned by the Committee in February 2014. The earned awards, whether in cash or Restricted Stock will become 100% vested two years following the date of certification of the award being earned by the Committee.

PERFORMANCE METRICS

The performance metrics for the performance based component of the plan are:

1.	Return on Invested Capital (ROIC) – 40% of Total Award

2.	Reported Annual Revenue – 60% of Total Award

ESTABLISHMENT OF GOALS

Quantitative target performance goals are established for each metric at the time awards are granted.  Target performance goals for each metric are recommended by the Chairman and Chief Executive Officer and approved by the Compensation Committee of the Board of Directors.

The goals for the 2013 Program are as follows:

2013 Metric	2013 Goal
Return on Invested Capital	7.3%
Annual Revenue	$305,000,000

Return on Invested Capital (ROIC) is calculated by dividing operating income (loss), net of related income taxes, by invested capital.

MEASUREMENT OF ACHIEVEMENT & PAYOUT

Annually, as part of the review of compensation for the senior executive team by the Compensation Committee of the Board of Directors, performance against the established goals for the past year will be reported to and approved by the Committee. The value earned by each plan participant under the performance based component of the plan will be determined in accordance with the schedules below.

The following schedules will be used to determine the value earned for each of the goals at the end of the performance period.

ROIC PERFORMANCE / PAYOUT TABLE

Actual Performance % of 1-Year Goal	Value Earned As a % of Target
150% or Above	200% Maximum
125%	150%
115%	125%
110%	115%
100% (Target)	100% (Target)
90%	50%
80%	25%
<80%	0

REVENUE ACHIEVEMENT PERFORMANCE / PAYOUT TABLE

Actual Performance % of 1-Year Goal	Value Earned As a % of Target
120% or Higher	150%
115%	130%
110%	115%
105%	105%
100% (Target)	100% (Target)
95%	20%
90%	10%
Less Than 90%	0%

No participating executive shall receive any payout under the Program unless the Compensation Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Program as described herein and that the performance target and any other material terms previously established by the Committee or set forth in the Program were in fact satisfied.  No payouts are earned under the Program unless and until the Compensation Committee has completed the foregoing certification.

VESTING OF AWARDS

All earned awards will be subject to a two-year cliff vesting period measured from the date of certification of the award being earned by the Committee through the process stated here-in.

On February 27, 2013, the Compensation Committee approved the Program contingent on shareholder approval and approved the following potential awards to our named executive officers under the plan:

ADJUSTMENTS FOR EXTRAORDINARY ITEMS

To the extent permitted under Section 162(m) of the Internal Revenue, the Committee may adjust performance goals to take into account the effects of any Extraordinary Items.  Such adjustments shall be made in an equitable manner to prevent dilution or enlargement of the bonuses under the Program.  "Extraordinary Items" means, unless otherwise specified for a bonus program established for a performance period, (a) items presented as such (or other comparable terms) on the Company's audited financial statements, (b) extraordinary, unusual, or nonrecurring items of gain or loss, (c) changes in tax or accounting laws or rules, (d) stock split, recapitalization, split-up, or similar change, (e) the effects of mergers, acquisitions, divestitures, spin-offs, or similar transactions, (f) asset write-downs, (g) charges for reorganizing and restructuring, including charges related to debt refinancing and restructuring (h) discontinued operations, or (i) the financial impact for prior year adjustments, each of which are identified in the audited financial statements and notes thereto or in the "management's discussion and analysis" of the financial statements in a period report filed with the SEC under the Exchange Act.

TERMINATION OF EMPLOYMENT

Executives receive all earned awards upon the date of vesting. Generally, executives must be employed on the date of vesting in order to receive awards due under the Program.  However, the following special circumstances will apply based on type of termination:

•	Voluntary Resignation: In the event that an executive voluntarily terminates employment with the Company, the executive forfeits all claims to future compensation not yet vested under the Program. Further vesting stops as of the date of termination and unvested awards are cancelled unless the executive leaves for good reason related to health or family emergency, in which case, at the discretion of the Compensation Committee, all earned awards not previously vested would become fully vested.

•	Involuntary Termination "For Cause": In the event that an executive is involuntarily terminated from employment by the Company "For Cause", the executive forfeits all claims to any outstanding compensation not yet vested under the Program. For purposes of the Program, "For Cause" means that the Participant is determined by the Administrator to have committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company, or to have deliberately disregarded the rules of the Company, under circumstances that could normally be expected to result in loss, damage, or injury to the Company or because the Participant has made any unauthorized disclosure of any of the secrets or confidential information of the Company, has induced any client or customer of the Company to break any contract with the Company has induced any principal for whom the Company acts as agent to terminate the agency relationship, or has engaged in any conduct that constitutes unfair competition with the Company.

•	Involuntary Termination "Not For Cause": In the event that an executive is involuntarily terminated from employment by the Company but "Not For Cause", further vesting stops as of date of termination and unvested awards are cancelled.

•	Retirement: In the event that the executive elects to retire from employment with the Company and meets the Company's standard eligibility for retirement, at the discretion of the Compensation Committee, vesting may be accelerated for earned awards that are not fully vested at the time of retirement.

•	Death: In the event of the executive's death while still a participant in the Program, further vesting stops as of the date of death and unvested awards are cancelled.

WITHHOLDING

All amounts under the Program shall be subject to applicable tax and other legally required withholdings upon vesting, and such withholdings may be made from any other compensation then payable to the participant or the Company may require that the participant pay any required withholdings in cash by a separate check or may provide for other means to satisfy applicable withholding requirements.

TAX ISSUES

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the deductibility of compensation of the Company's Chief Executive Officer and the other three most highly compensated officers (excluding the Chief Financial Officer) whose compensation is required to be disclosed to shareholders under the Securities and Exchange Act of 1934 (collectively known as "Covered Employees") to $1 million per year. However, the deduction limit does not apply to amounts paid under a "performance-based plan" that complies with specific rules under Section 162(m).  In general, compensation qualifies as being made from a performance-based plan only if it satisfies each of the following four requirements: (i) the compensation is payable on the attainment of one or more pre-established, objective performance criteria; (ii) the performance criteria are established by a committee comprised solely of two or more outside directors; (iii) the material terms of the compensation and performance criteria are disclosed to and approved by shareholders before payment; and (iv) the committee that established the performance criteria certifies that the performance criteria have been satisfied before payment.

Both components of the Executive Long-Term Incentive Plan are intended to qualify as "performance-based" compensation for purposes of Section 162(m).

DYNAMICS RESEARCH CORPORATION
ATTN: TREASURY DEPARTMENT
2 TECH DRIVE
ANDOVER, MA 01810

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DYNAMICS RESEARCH CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

	For	Against	Abstain
1. Election of Directors			
1a. John S. Anderegg, Jr.	☐	☐	☐
1b. Nickolas Stavropoulos	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

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M58556-P36996

DYNAMICS RESEARCH CORPORATION
Annual Meeting of Shareholders
June 4, 2013 2:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Helen E. Tsingos and Pisey S. Leavitt, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of DYNAMICS RESEARCH CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM, EDT on June 4, 2013, at Nixon Peabody LLP, 100 Summer Street, Boston, MA 02110, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side